UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

GRYPHON GOLD CORPORATION

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(a) Filing Proxy Statement, if other than the Registrant)

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GRYPHON GOLD CORPORATION

711 - 675 WEST HASTINGS STREET

VANCOUVER • BRITISH COLUMBIA • CANADA • V6B 1N2

Notice of Special Meeting of Stockholders

To all Stockholders of Gryphon Gold Corporation:

You are invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Gryphon Gold Corporation (the “Company”). The Special Meeting will be held at Le Soliel Hotel, 567 Hornby Street, Vancouver, British Columbia, Canada V6C 2E8, beginning October 8, 2009, at 10:30 a.m. local time. The purposes of the meeting are:

1.

To approve the Company’s proposed private placement financing of approximately $28 million which would result in the issuance, or reservation for issuance upon conversion or exercise of other securities, of up to 150,000,000 shares of common stock at the discretion of the Board, to fund the construction of a gold mine on the Company’s Borealis gold property in Nevada (“Borealis Mine Project Financing”);

2.

To approve an amendment to the Company’s articles of incorporation to increase the authorized capital of the Company from 150,000,000 shares of common stock to 250,000,000 shares of common stock (“Articles Amendment”);

3.

To approve a reduction in the conversion price of the Company’s outstanding 5% $5 million principal amount Convertible Note, due March 30, 2010, dated August 21, 2007, as amended November 10, 2008, pursuant to an Option Agreement, dated August 5, 2008, made and entered into by the Company and Gerald W. Baughman and Fabiola Baughman as holders of the 5% $5 million principal amount Convertible Note (“Option to Restructure Debt”);

4.	To approve an increase in the number of shares of common stock available for the grant of options under the Company’s 2006 Omnibus Incentive Plan (“Option Share Increase”); and

5.	Any other business that may properly come before the special meeting.

The Board of Directors has fixed September 8, 2009, as the record date for the Special Meeting. Only stockholders of the Company of record at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting. A list of stockholders as of September 8, 2009, will be available at the Special Meeting for inspection by any stockholder.

Stockholders will need to register at the meeting to attend the meeting. If your shares of common stock are not registered in your name, you will need to bring proof of your ownership of those shares of common stock to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares of common stock to provide you with either a copy of an account statement or a letter that shows your ownership of Gryphon Gold shares of common stock as of September 8, 2009. Please bring that documentation to the meeting to register.

IMPORTANT

Whether or not you expect to attend the Special Meeting, please sign and return the enclosed proxy promptly. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares of common stock in person.

By Order of the Board of Directors,

Lisanna M. Lewis, Secretary

Vancouver, BC, Canada, September 14, 2009

GRYPHON GOLD CORPORATION

711 675 WEST HASTINGS STREET

VANCOUVER • BRITISH COLUMBIA • CANADA • V6B 1N2

Proxy Statement

for

Special Meeting of Stockholders

To Be Held October 8, 2009

_________________

Unless the context requires otherwise, references in this statement to “Gryphon Gold,” the “Company,” “we,” “us,” or “our” refer to Gryphon Gold Corporation.

The Special Meeting of Stockholders of Gryphon Gold (the “Special Meeting”) will be held on Thursday, October 8, 2009 at Le Soliel Hotel, 567 Hornby Street, Vancouver, British Columbia, Canada V6C 2E8, beginning October 8, 2009, at 10:30 a.m. local time. We are providing the enclosed proxy materials and form of proxy in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies for this Special Meeting. This Proxy Statement and accompanying form of proxy will first be mailed to holders of the Company’s voting stock on or about September 14, 2009.

You are invited to attend the meeting at the above stated time and location. If you plan to attend and your shares of common stock are held in “street name” – in an account with a bank, broker, or other nominee- you must obtain a proxy issued in your name from such broker, bank or other nominee.

You can vote your shares of common stock by completing and returning the proxy card or, if you hold shares of common stock in “street name,” by completing the voting form provided by the broker, bank or other nominee.

A returned signed proxy card without an indication of how shares of common stock should be voted will be voted FOR all items of business at the Special Meeting.

Our corporate bylaws define a quorum as one-third of the voting power of the issued and outstanding voting stock present in person or by proxy. Once a quorum is established, a simple majority of the voting stock present at the Special Meeting, whether in person or by proxy, is required to approve the Borealis Mine Project Financing, Option to Restructure Debt and the Option Share Increase. A majority of the Company’s issued and outstanding voting stock is required for the approval of the Articles Amendment. Currently, the Company has only one class of voting stock – shares of common stock.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND VOTING

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you were a stockholder of record at the close of business September 8, 2009, and are entitled to vote at the Special Meeting. This Proxy Statement describes issues on which the Company would like you, as a stockholder, to vote. It provides information on these issues so that you can make an informed decision. You do not need to attend the Special Meeting to vote your shares of common stock.

When you sign the proxy card you appoint John Key, Chief Executive Officer to the Company, and Lisanna Lewis, Corporate Controller & Secretary and Treasurer to the Company, your representatives at the Special Meeting with the power to act jointly or individually. As your representatives, they will vote your shares of common stock at the Special Meeting (or any adjournments or postponements) as you have instructed them on your proxy card. With proxy voting, your shares of common stock will be voted whether or not you attend the Special Meeting. Even if you plan to attend the Special Meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting, just in case your plans change.

If an issue comes up for vote at the Special Meeting (or any adjournments or postponements) that is not described in this Proxy Statement, your representative will vote your shares of common stock, under your proxy, at their discretion, subject to any limitations imposed by law.

When is the record date?

The Board of Directors has fixed September 8, 2009, as the record date for the Special Meeting. Only holders of Gryphon Gold voting stock as of the close of business on that date will be entitled to vote at the Special Meeting.

How many shares of common stock are outstanding as of the record date?

As of September 8, 2009, the Company had 69,960,601 shares of common stock issued and outstanding.

What am I voting on?

You are being asked to vote on the following:

1.

To approve the Company’s proposed private placement financing of approximately $28 million which would result in the issuance, or reservation for issuance upon conversion or exercise of other securities, of up to 150,000,000 shares of common stock at the discretion of the Board, to fund the construction of a gold mine on the Company’s Borealis gold property in Nevada (“Borealis Mine Project Financing”);

2.

To approve an amendment to the Company’s articles of incorporation to increase the authorized capital of the Company from 150,000,000 shares of common stock to 250,000,000 shares of common stock (“Articles Amendment”);

3.

To approve a reduction in the conversion price of the Company’s outstanding 5% $5 million principal amount Convertible Note, due March 30, 2010, dated August 21, 2007, as amended November 10, 2008, pursuant to an Option Agreement, dated August 5, 2008, made and entered into by the Company and Gerald W. Baughman and Fabiola Baughman as holders of the 5% $5 million principal amount Convertible Note (“Option to Restructure Debt”);

4.	To approve an increase in the number of shares of common stock available for the grant of options under the Company’s 2006 Omnibus Incentive Plan (“Option Share Increase”); and

5.	Any other business that may properly come before the special meeting.

How many votes do I get?

Each share of common stock is entitled to one vote. No cumulative rights are authorized, and dissenters’ rights are not applicable to any of the matters being voted upon.

The Board recommends a vote FOR the Borealis Mine Project Financing, FOR the Articles Amendment, FOR the Option to Restructure Debt and FOR the Option Share Increase.

How do I vote?

You have several voting options. You may vote by:

•	Completing you proxy card over the internet at the following website: www.envisionreports.com/GYPH;

•	Signing your proxy card and mailing it in the enclosed, addressed envelope; or

•	Attending the Special Meeting and voting in person.

If your shares of common stock are held in an account with a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares of common stock held in a “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares of common stock in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares of common stock in person at the meeting unless you request and obtain a valid proxy card from your broker, bank, or other nominee.

Can stockholders vote in person at the Special Meeting?

The Company will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares of common stock through a brokerage account but do not have a physical share certificate, or the shares of common stock are registered in someone else’s name, you must request a legal proxy from your stockbroker or the registered owner to vote at the meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You may do this by:

•	Go to www.envisionreports.com/GYPH and follow the instructions to log in and change your vote, prior to 12:00 p.m. (Pacific Time) on October 7, 2009;

•

Signing another proxy with a later date and mailing it to the Company’s Inspector of Elections, at the Company’s principal executive offices, so long as it is received prior to 12:00 p.m. (Pacific Time), on October 7, 2009;

•	Voting in person at the Special Meeting; or

•	Giving written notice to the Company’s Secretary, Lisanna Lewis, at the address given above, prior to 12:00 p.m. (Pacific Time) on October 7, 2009.

How many votes do you need to hold the meeting?

To conduct the Special Meeting, the Company must have a quorum, which means that one-third of outstanding voting stock of the Company as of the record date must be present at the meeting. Currently, the Company has only one class of voting stock – shares of common stock. Based on 69,960,601 shares of common stock issued and outstanding as of September 8, 2009, 23,320,201 shares of common stock must be present, in person or by proxy, for a quorum to be present at the Special Meeting.

Your shares of common stock will be counted as present at the Special Meeting if you:

•	Submit a properly executed proxy card (even if you do not provide voting instructions); or

•	Attend the Special Meeting and vote in person.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for the purposes of establishing a quorum. If a quorum is present, abstentions will not be included in vote totals. Since the Company’s bylaws provide that approval of a proposal at a meeting of the stockholders is by the affirmative vote of a majority of the voting stock present, in person or by proxy, at a meeting of the stockholders, abstentions will have the same effect as a vote against any proposal.

What effect does a broker non-vote have?

Brokers and other intermediaries, holding shares of common stock in street name for their customers, are generally required to vote the shares of common stock in the manner directed by their customers. If their customers do not give any direction, brokers may vote the shares of common stock on routine matters, such as the election of directors, but not on non-routine matters. The absence of a vote on a non-routine matter is referred to as a broker non-vote. Any shares of common stock represented at the Special Meeting but not voted (whether by abstention, broker non-vote or otherwise) will respect to all items of business set for this Special Meeting will have the same effect as a vote against such proposal.

How many votes are needed to approve the Borealis Mine Project Financing?

The Borealis Mine Project Financing will be approved if a majority of the shares of common stock present at the Special Meeting vote FOR the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will have the same effect as a vote cast AGAINST this proposal. As a certain significant stockholder may choose to subscribe for more than $2.15 million principal amount of convertible notes and the resulting number of shares of common stock issuable to such significant stockholders upon exercise of warrants or conversion of convertible notes may exceed 10% of the number of shares of common stock currently outstanding, the Company will exclude the 10,500,000 shares of common stock voted by such significant stockholder in respect of this proposal.

How many votes are needed to approve the Articles Amendment?

The Articles Amendment will be approved if a majority of the Company’s issued and outstanding shares of common stock vote FOR the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will have the same effect as a vote cast AGAINST this proposal.

How many votes are needed to approve the Option to Restructure Debt?

The Option to Restructure Debt will be approved if a majority of the shares of common stock present at the Special Meeting vote FOR the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will have the same effect as a vote cast AGAINST this proposal. In accordance with the requirements of the Toronto Stock Exchange, the votes of Gerald Baughman (as an insider of the Company) and Fabiola Baughman in respect of 4,500,000 shares of common stock (representing 6.6% of the maximum number of votes which may be cast at the Meeting) will be excluded from the required majority in respect of the Option to Restructure Debt proposal.

How many votes are needed to approve the Option Share Increase?

The Option Share Increase will be approved if a majority of the shares of common stock present at the Special Meeting vote FOR the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will have the same effect as a vote cast AGAINST this proposal.

Will my shares of common stock be voted if I do not sign and return my Proxy Card?

If your shares of common stock are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares of common stock.

If your shares of common stock are registered in your name, and you do not sign and return your proxy card, your shares of common stock will not be voted at the meeting.

How are votes counted?

Your shares of common stock will be voted as you indicate. If you just sign your proxy card with no further instructions, except for broker non-votes as described above, your shares of common stock will be voted:

•	FOR the Borealis Mine Project Financing;

•	FOR the Articles Amendment;

•	FOR the Option to Restructure Debt; and

•	FOR the Option Share Increase;

Voting results will be tabulated and certified by the Inspector of Elections.

Where can I find the voting results of the meeting?

The Company will publish the final results in the Company’s Quarterly Report on Form 10-QSB for the third quarter of 2010, which will be filed with the Securities and Exchange Commission (SEC). Within four (4) business days of the Special Meeting, the Company will file a current report on Form 8-K if the stockholders approve the articles amendment.

Who will pay for the costs of soliciting proxies?

The Company will bear the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, the Company’s directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. These individuals will receive no additional compensation for their services other than their regular salaries. Additionally, the Company may hire a proxy solicitor to help reach the quorum requirement. The Company will pay a reasonable fee in relation to these services. Upon request, the Company will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of the Company’s shares of common stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares of common stock.

What if I share an address with another shareholder and we received only one copy of the proxy materials?

If certain requirements are met under relevant U.S. securities law, including in some circumstances, the shareholder’s prior written consent, we are permitted to deliver one annual report and one proxy statement to a group of stockholders who share the same address. If you share an address with another shareholder and have received only one copy of the proxy materials, but desire another copy, please send written request to our offices at the address below or call us at (640) 261-2229 to request another copy of the proxy materials. Please note that each shareholder should receive a separate proxy card to vote the shares they own.

Send requests to:

Gryphon Gold Corporation

711-675 West Hastings Street

Vancouver, BC

V6B 1N2

Attention: Lisanna Lewis, Treasurer

When are stockholder proposals due for the 2010 Annual Meeting of Stockholders?

In order to be considered for inclusion in next year’s (2010) proxy statement for next year's annual general meeting of stockholders, stockholder proposals must be submitted in writing to the Company’s Treasurer, Lisanna Lewis, at Gryphon Gold Corporation, 711-675 West Hastings Street, Vancouver, BC, V6B 1N2, and received no later than March 25, 2010. Similarly, stockholder proposals not submitted for inclusion in the proxy statement and received after June 8, 2010 will be considered untimely pursuant to Rule 14a-5(e)(2) of the Securities and Exchange Act of 1934, as amended.

How can I obtain a copy of the 2009 Annual Report on Form 10-K?

The Company’s 2009 Annual Report on Form 10-K, including financial statements is available through the SEC’s website at http://www.sec.gov. At the written request of any stockholder who owns share of common stock on the record date, the Company will provide to such stockholder, without charge, a paper copy of the Company’s 2009 Annual Report on Form 10-K as filed with the SEC, including the financial statements and financial statement schedules but not including exhibits. If requested, the Company will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of the 2009 Annual Report on Form 10-K should be mailed to:

Gryphon Gold Corporation

711-675 West Hastings Street

Vancouver, BC

V6B 1N2

Attention: Lisanna Lewis, Treasurer

PROPOSAL 1 — BOREALIS MINE PROJECT FINANCING

What am I voting on?

You are voting on a proposal to approve the Company’s proposed private placement financing, at the discretion of the Board, of convertible notes of approximately $27.5 million principal amount, which would result in the reservation for issuance upon conversion of the convertible notes and exercise of warrants, of up to 144,100,000 shares of common stock to fund the construction of a gold mine on the Company’s Borealis gold property in Nevada (“Borealis Mine Project Financing”).  The up to 144,100,000 shares of common stock to be reserved for issuance under the Borealis Mine Project Financing represents approximately 212% of the number of issued and outstanding shares of common stock of ♦, as of September 8, 2009.

Why is shareholder approval sought?

The rules of the Toronto Stock Exchange require the Company to seek approval of its stockholders for a private placement where the number of shares which may be issued or reserved for issuance exceeds 25% of the outstanding number of shares, if the sale price of the shares is less than the market price (determined at the time of notice to the Toronto Stock Exchange). For the purposes of the rules of the Toronto Stock Exchange, the shares to be issued on conversion of convertible securities will be considered as being issued at a price per security less than market price and shares of common stock to be issued upon the exercise of warrants issued in connection with a private placement will be considered as being issued at a price per security less than the market price.

Why does the Board propose to proceed with the Borealis Mine Project Financing?

The Board believes it is advisable to proceed with the Borealis Mine Financing and reserve for issuance upon conversion of the convertible notes and exercise of warrants, prior to December 31, 2009, to be sold on a private placement basis up to 144,100,000 shares of common stock in order to fund the Company’s mine development plans on its Borealis gold property in Nevada.

On July 15, 2009, the Company announced the completion and results of our Pre-Feasibility Study for the development of the Borealis gold property. Based on this Pre-Feasibility Study, the details of which are described in the Company’ press release dated July 20, 2009, as furnished in the Company’s Current Report on Form 8-K filed on July 21, 2009, the Board believes it is in the best interests of the Company and its stockholders to raise approximately $27.5 million through a private placement of convertible notes of the Company and warrants exercisable to acquire shares of common stock, to be determined by the Board in negotiation with the investors and any placement agent involved in such financing.

How will the net proceeds of the Borealis Mine Project Financing be used?

The Company will use the net proceeds of the Borealis Mine Project Financing for the development of a gold mine at its Borealis gold property in Nevada, pursuant to the Pre-Feasibility Study, and for general working capital purposes.

How many shares of common stock are currently issued and outstanding or reserved for issuance?

The Company had 69,960,601 shares of common stock outstanding as at September 8, 2009. As of September 8, 2009, an additional 4,561,500 shares of common stock are reserved for issuance upon the exercise of outstanding warrants of the Company and an additional 2,440,500 shares of common stock are reserved for issuance upon conversion of an outstanding 5% convertible note of the Company.

What are the details of the Borealis Mine Project Financing?

The Company anticipates proceeding with a private placement of convertible notes of the Company, convertible into shares of common stock and warrants exercisable to acquire shares of common stock in order to raise up to approximately $27.5 million in gross proceeds.

The price of the convertible notes and warrants will be determined in the context of the market at the time a final decision is made by the Board to proceed with the Borealis Mine Project Financing, but in no event will the conversion price and warrant exercise prices result in more than 144,100,000 shares of common stock being issued upon conversion of the convertible notes and exercise of the warrants (including compensation warrants issued as compensation to dealers engaged by the Company).

The Board will determine the terms of the convertible notes within the following range of terms, with the Board having discretion to negotiate the final terms within such range:

Maturity:	Four to six years from date of issue.

Coupon:

The convertible notes will bear interest, payable quarterly in cash.  The rate of interest will be determined in the context of the market at the time of Board approval and will either be adjusted periodically based on LIBOR (subject to a minimum rate) plus a fixed premium or will be fixed for the term of the convertible notes.

Conversion:

The convertible notes will be convertible into that number of shares of common stock of the Company at a price ranging from $0.25 to $0.65 per share. The conversion price will be subject to adjustment for stock dividends, stock splits, and other customary adjustment events and entitlements upon conversion.

Payment at Maturity:	At maturity, the Company will pay the face amount of the convertible notes plus any accrued and unpaid interest in respect thereof.

Security:

The convertible notes will be secured by a first priority security interest in all of the assets of the Company, subject to certain possible exceptions. The Company may covenant to limit debt incurred by its operating subsidiaries, subject to exceptions for working capital.

Warrants:

The Company will issue for no additional consideration to each purchaser of convertible notes that number of warrants equal to 25% of the total number of shares of common stock into which the convertible notes purchased by such purchaser are convertible. The warrants will be exercisable at any time after closing of the potential offering into shares of common stock at an exercise price to be determined by the Board in the range of $0.25 to $0.65 per share of common stock. The warrants will expire three to five years from the date of issue of the convertible notes.

The Board at its discretion will determine other customary terms of the convertible notes based on prevailing market conditions at the time of the financing. Such customary terms may include, but are not limited to, a redemption right for the Company and a Company call right allowing the Company to force conversion of the convertible notes, as described below.

The Company may have the right to redeem the convertible notes at a premium of face value in the range of 110% to 130% plus accrued and unpaid interest in exchange for cash. The redemption right would be effective only once the convertible notes were outstanding for a period of at least one year.

After a period of at least one year, if the Company’s shares of common stock trades at a price at or above a price to be determined by the Board in the range of $1.15 to $1.35 for any consecutive 60 day period, the Company may have the ability to call the convertible notes by requiring holders to surrender the convertible notes for conversion into shares of common stock. Notwithstanding the foregoing, the Company may have the ability to repurchase the convertible notes in privately negotiated transactions.

The final terms of the warrants will be set by the Board within such range based on market conditions at the time of the financing. The warrants may contain other customary terms and conditions to be determined by the Board at the time of financing, including, but not limited to forced exercise provisions, anti-dilution provisions and registration rights.

The Company has granted to an investment dealer a right to participate in this potential financing of the Company. Under the engagement, the Company will pay such investment dealer a cash fee equal to 6% of the aggregate purchase price paid by each purchaser of equity or equity-linked securities of theCompany, including warrants and convertible debt, and the Company has agreed to issue compensation warrants exercisable to acquire shares of common stock of the Company equal to 6% of the aggregate number of shares of common stock of the Company or common stock equivalents convertible into shares of common stock with or without additional consideration, including warrants and convertible notes, sold in the offering to investors. The compensation warrants will have the same terms as warrants issued to investors.

If such dealer agrees to or determines not to act as agent in respect of the Borealis Mine Project Financing, the Company may retain one or more agents in connection with the Borealis Mine Project Financing, in which case such agents would be compensated on the basis of a cash commission determined in the context of the market and, possibly, non-cash commission consisting of compensation warrants to acquire a number of shares of the company at the offering price for a period of time not exceeding two years.

The Company will provide to purchasers the right to require the registration for resale of the convertible notes, warrants, compensation warrants and common shares issuable upon conversion or exercise thereof under the U.S. Securities Act of 1933, as amended, subject to any limitations under law.

The investors for the Borealis Mine Project Financing may include the stockholder of the Company which owns or exercises control over 10,500,000 shares of common stock, representing 14.79% of the Company's outstanding shares of common stock (the "significant stockholder"). See the section entitled "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters" below. The significant shareholder is considered to be an "insider" under the rules of the Toronto Stock Exchange as it owns or exercises control over more than 10% of the outstanding shares of common stock of the Company.

In accordance with the requirements of the Toronto Stock Exchange, the votes of such significant stockholder in respect of 10,500,000 shares of common stock (representing 14.79% of the maximum number of votes which may be cast at the Meeting) will be excluded from the required majority in respect of the Borealis Mine Project Financing proposal.

The Company is not aware whether the significant shareholder will choose to subscribe for convertible notes. If such significant shareholder chooses to subscribe for convertible notes, it may subscribe for more than $2.15 million principal amount of convertible notes and the resulting number of shares of common stock issuable to such significant stockholder upon exercise of warrants or conversion of convertible notes may exceed 10% of the number of shares of common stock currently outstanding. If the significant shareholder does acquire convertible notes and warrants, such securities will contain restrictions on conversion and exercise such that the significant shareholder will not own more than 19.9% of the outstanding shares of common stock of the Company as a result of such conversion or exercise. If the aggregate number of securities shown on the table below are issued and assuming the conversion in full of the convertible notes (convertible at $0.25) and exercise of the warrants, and no other shares are issued by the Company, the significant shareholder could acquire an additional 31,700,060 shares of common stock on conversion of $6,340,012 principal amount of convertible notes and exercise of 6,340,012 warrants for a total of 42,200,060 common shares (or 19.9% of the then outstanding common shares).

The maximum number of common shares which will be issued in connection with the financing, if the convertible notes are issued and sold, will be 144,100,000 calculated as follows:

Security	Common Shares
$27,500,000 principal amount of convertible notes convertible at a minimum price of $0.25	110,000,000

27,500,000 warrants exercisable at a minimum price of $0.25	27,500,000
6,600,000 compensation warrants exercisable at a minimum price of $0.25	6,600,000
144,100,000

The maximum number of shares of common stock issuable in connection with the financing represents 212% of the number of shares of common stock currently outstanding. If the financing is completed and the convertible notes are converted in full, and the warrants and compensation warrants are exercised in full, the maximum number of common shares which purchasers of the convertible notes and the dealer retained in connection with the financing will have acquired, will represent 68% of the then outstanding shares of common stock. There is no minimum or maximum to the number of possible purchasers of the convertible notes.

Completion of the financing will be subject to approval of the Toronto Stock Exchange. In accordance with the rules of the Toronto Stock Exchange, if approved by the Toronto Stock Exchange, the financing will be required to be completed by January 8, 2010.

The terms of the financing have not been agreed to at this time and there is no certainty that the financing will be completed.

The Borealis Mine Project Financing will be approved if a majority of the shares of common stock present at the Special Meeting vote FOR the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will have the same effect as a vote cast AGAINST this proposal.

If such approval is not obtained, the Company may, in accordance with the rules of the Toronto Stock Exchange, proceed with a private placement transaction, without shareholder approval, where shares may be issued at a price less than the then current market price, provided that the number of shares of common stock issued and reserved for issuance does not exceed 25% of the outstanding shares of the Company at that time. In addition, the Company may, without approval of stockholders, issue shares of common stock representing more than 25% of the outstanding shares if such shares of common stock are issued at a price equal to or exceeding the market price on the Toronto Stock Exchange at the relevant time (provided there is no material affect on the control of the Company).

The Board of Directors recommends a vote FOR the approval of the Borealis Mine Project Financing.

PROPOSAL TWO – ARTICLES AMENDMENT

What am I voting on?

You are voting on a proposal to approve amendments to the Company’s Articles of Incorporation. As explained below, the amendments amend provisions to the Company’s Articles of Incorporation relating to increasing the number of authorized shares of common stock from 150,000,000 to 250,000,000. No other of the current provisions in the Company’s Articles of Incorporation, as last amended August 9, 2005, will be amended, altered, replaced, or otherwise changed by the current amendments before the stockholders.

Why did the Board adopt the Articles Amendment?

As the Company continues to make progress in developing its Borealis gold property and other projects and is moving towards anticipated development of a mine on the Borealis gold property, as more fully discussed above under the section entitled “Proposal One – Borealis Mine Project Financing”, the Board anticipates that the Company needs to raise additional capital for development costs through issuance of equity securities or convertible debt securities. As the Company had 67,960,901 shares of common stock issued and outstanding as of August 26, 2009, the Board determined that it was in the best interests of the Company and its stockholders to increase the number of authorized shares of common stock from 150,000,000 to 250,000,000 to ensure that Board has sufficient available shares of common stock to meet the Company’s ongoing capital requirements, if necessary.

Does the Company have any current plans, proposals or arrangements to issue any of the newly available authorized shares of common stock for any purpose, including future acquisitions and/or financings?

Yes. Subject the stockholder approval, the Company has current plans to issue or reserve for issuance up to 150,000,000 shares of common stock to raise approximately $28 million to finance the development of a gold mine on the Borealis gold property in Nevada. See the section entitled “Proposal One – Borealis Mine Project Financing”.

Additionally, in the future, the Board anticipates that the Company may need to raise additional capital for development and anticipated production costs. The Company may issue shares of common stock in connection with such financing transactions and for corporate purposes which the Board believes are in the best interest of the Company and its stockholders.

What are the possible anti-takeover implications in increasing the number of authorized shares of common stock?

The amendment to the Articles of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 250,000,000 as proposed could adversely affect the ability of third parties to take over or change the control of the Company. The issuance of additional shares of common stock may, under certain circumstances, create voting impediments with respect to changes in control of the Company or dilute the stock ownership of holders of shares of common stock seeking to obtain control of the Company. The ability of our Board to cause the Company to issue substantial amounts of shares common stock without the need for shareholder approval could discourage potential acquirers and therefore deprive stockholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares of common stock at a premium over market price. Moreover, the issuance of shares of common stock to persons friendly to the Board could make it more difficult to remove incumbent directors from office even if such change would serve the interests of the Company and its stockholders. For the foregoing reasons, the rights of the existing holders of shares common stock will be subject to, and may be adversely affected by, the future issuance of shares of common stock.

While the proposed amendment may have anti-takeover ramifications, the Board believes that the benefits it would confer on the Company outweigh any potential disadvantages, including enhanced ability to finance purchases and secure capital. Notwithstanding the foregoing, the Board has no present intention to issue the authorized common stock for any defensive or anti-takeover purpose, subject to the exercise of its fiduciary duties to the Company and its stockholders. Rather, the Board intends to issue common stock only for the purpose of facilitating capital-raising transactions and for other corporate purposes which the Board believes are in the best interests of the Company and its stockholders.

What amendments are being made to the Articles of Incorporation?

The following are the provisions to be amended in the Company’s Articles of Incorporation:

Article 4, Section 4.1 which currently reads:

“CAPITAL STOCK. The total number of shares of stock the Corporation is authorized to issue shall be One Hundred Sixty-Five Million (165,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of common stock, par value of $0.001, and Fifteen Million (15,000,000) shares of preferred stock, par value of $0.001.”

will be amended to read:

“CAPITAL STOCK. The total number of shares of stock the Corporation is authorized to issue shall be Two Hundred Sixty-Five Million (265,000,000) shares, consisting of Two Hundred Fifty Million (250,000,000) shares of common stock, par value of $0.001, and Fifteen Million (15,000,000) shares of preferred stock, par value of $0.001.”

No other amendments, additions, or alterations will be made to Article 4 or to any other article of the Articles of Incorporation.

Where can I find a copy of the current Articles of Incorporation?

The current Articles of Incorporation are attached as exhibit 3.1 to the Company’s registration statement on Form SB-2 as filed with the Securities and Exchange Commission (“SEC”) on August 17, 2005. A copy of the Certificate of Amendment, as filed August 9, 2005, is attached as exhibit 3.2 to the Company’s registration statement on Form SB-2 as filed with the Securities and Exchange Commission (“SEC”) on August 17, 2005. The Form SB-2 is available at the SEC’s website at www.sec.gov.

The Articles Amendment will be approved if a majority of the Company’s issued and outstanding shares of common stock vote FOR the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will have the same effect as a vote cast AGAINST this proposal.

The Board of Directors recommends a vote FOR the Articles Amendment.

PROPOSAL THREE – OPTION TO RESTRUCTURE DEBT

What am I voting on?

To approve a reduction in the conversion price of the Company’s outstanding 5% $5 million principal amount Convertible Note, due March 30, 2010, dated August 21, 2007, as amended November 10, 2008, pursuant to an Option Agreement, dated August 5, 2008, made and entered into by the Company and Gerald W. Baughman and Fabiola Baughman as holders of the 5% $5 million principal amount Convertible Note.

The Option Agreement provides the Company with a 12-month option (extended for an additional 6 months at the election of the Company for an additional $35,000) to restructure the 5% $5 million principal amount Convertible Note associated with the purchase of its wholly owned subsidiary, Nevada Eagle Resources LLC on August 21, 2007. The Board expects the option to restructure this 5% $5 million principal amount Convertible Note to improve the Company’s financing capability.

Under the terms of the Option Agreement, which can be exercised any time up to February 5, 2010, half of the existing $5.0 million principal amount ($2.5 million) would be repaid by converting $2 million into four million shares of common stock of the Company (effectively at $0.50/share of common stock) and making a $500,000 cash payment. The $2.5 million balance of principal amount would convert into a secured convertible debenture, convertible at $0.70/share for the first year (from the exercise date of the option) and escalating by $0.10/share per year until maturity in March 30, 2012.

Pursuant to the rules of the Toronto Stock Exchange, stockholders are being asked to approve the amended conversion price effective upon exercise of the option. Exercise of the option is left to the discretion of the Board in the best interests of the Company and its stockholders.

What is the current conversion price and what will the conversion price be upon exercise of the option?

The 5% $5 million principal amount Convertible Note currently provides as follows in relation to the conversion price:

Period	Conversion Price
Through First Anniversary of convertible note issuance	$1.00/share of common stock

Through Second Anniversary of convertible note issuance	$1.25/share of common stock

Through Third Anniversary of convertible note issuance	$1.50/share of common stock

On maturity date, March 30, 2010	$1.75/share of common stock

Upon exercise of the option in the Option Agreement, the conversion price for the remaining $2.5 million principal amount will be:

Period	Conversion Price
Through First Anniversary of Option Exercise	$0.70/share of common stock

Through Second Anniversary of Option Exercise	$0.80/share of common stock

Through Third Anniversary of Option Exercise	$0.90/share of common stock

Through March 30, 2012	$1.00/share of common stock

When and why was the 5% $5 million principal amount Convertible Note issued?

On July 4, 2007, the Company entered into a membership interest purchase agreement with Gerald W. Baughman and Fabiola Baughman (“Baughmans”), as sellers, and Nevada Eagle LLC, a Nevada limited liability company, under which the Company agreed to purchase all of the outstanding limited liability company interests of Nevada Eagle LLC. Upon closing of the membership interest purchase agreement on August 21, 2007, the Company acquired Nevada Eagle LLC from the Baughmans for the following consideration:

(a)	$2,500,000 in cash;

(b)	four million five hundred thousand (4,500,000) shares of our common stock; and

(c)	a 5% convertible note in the principal amount of $5,000,000.

On November 10, 2008, the Company amended the 5% $5 million principal amount Convertible Note so that ongoing cash interest payments are $73,288 and $51,713 each January 1 and June 1, respectively, or one half of their previous amounts. The unpaid interest is added to the principal balance of the note, compound monthly at 5% and becomes due and payable at the maturity date of the 5% $5 million principal amount Convertible Note, March 30, 2010.

What is the relationship between the Company and Gerald W. Baughman and Fabiola Baughman?

Gerald Baughman is a director to the Company and serves as the Company’s Vice President of Business Development. Fabiola Baughman is Gerald Baughman’s wife.

In accordance with the requirements of the Toronto Stock Exchange, the votes of Gerald Baughman (as an insider of the Company) and Fabiola Baughman in respect of 4,500,000 shares of common stock (representing 6.6% of the maximum number of votes which may be cast at the Meeting) will be excluded from the required majority in respect of the Option to Restructure Debt proposal.

Gerald Baughman and Fabiola Baughman currently own the following securities of the Company:

Security(1)	Number of Common Shares	Percent(2)
Common shares	4,500,000
Options to acquire common shares	100,000
$5 million principal amount convertible note	2,440,500 (3)
	7,040,500	9.99%
(1)	Owned as joint tenants with rights of survivorship.
(2)	Represents the percentage of common shares owned and which Gerald Baughman and Fabiola Baughman have a right to acquire pursuant to the options and convertible note described in the above table.
(3)

The convertible note owned by Gerald Baughman and Fabiola Baughman is convertible at a price of 1.50 prior to the maturity date of March 30, 2010 and at a price of $1.75 at maturity. Accordingly, a maximum of 3,333,333 common shares may be acquired upon conversion of the $5 million convertible note, provided that the number of common shares which Gerald Baughman and Fabiola Baughman may acquire upon conversion of the convertible note is limited such that they may not own more than to 9.99% of the outstanding common shares outstanding, after giving effect to the conversion. Based on 67,960,601 common shares outstanding, the convertible note may only be converted to the extent of $3,360,750 for 2,240,500 common shares.

If the Option Agreement is exercised, Gerald Baughman and Fabiola Baughman will own the following securities of the Company.

Security(1)	Number of Common Shares	Percent(2)
Common shares	8,500,000
Options to acquire common shares	100,000
$2.5 million principal amount convertible note	3,571,429 (3)
	12,171,429	9.99%
(1)	Owned as joint tenants with rights of survivorship.
(2)	Represents the percentage of common shares owned and which Gerald Baughman and Fabiola Baughman have a right to acquire pursuant to the options and convertible note described in the table above.
(3)

If the Option Agreement is exercised, the convertible note owned by Gerald Baughman and Fabiola Baughman will be convertible at prices of $0.70 to $1.00 depending on the date of conversion. Accordingly, a maximum of 3,571,429 common shares may be acquired upon conversion, provided that the number of common shares which Gerald Baughman and Fabiola Baughman may acquire upon conversion of the convertible note will be limited such that they may not own more than to 9.99% of the outstanding shares of common stock, after giving effect to the conversion. Based on 71,960,601 common shares outstanding (after giving effect to the issuance of 4,000,000 common shares pursuant to the Option Agreement), the convertible note may only be converted to the extent of $nil for 0 common shares.

The Option to Restructure Debt will be approved if a majority of the shares of common stock present at the Special Meeting vote FOR the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will have the same effect as a vote cast AGAINST this proposal.

The Board of Directors recommends a vote FOR the Option to Restructure Debt.

PROPOSAL FOUR – OPTION SHARE INCREASE

What am I voting on?

The Company’s Board of Directors has approved an increase in the number of shares of common stock authorized for issuance under the Company’s 2006 Omnibus Incentive Plan, subject to stockholder approval.

The Board determined that it is in the best interests of the Company and the stockholders for the Company to increase the number of shares of common stock available for issuance under the 2006 Omnibus Incentive Plan for the issuance of options under the plan, to reflect an increase in the number of shares of common stock issued and outstanding. Currently, the Company’s two option plans as approved by the stockholders provide for the issuance of shares of common stock as follows: (i) the 2005 Stock Option Plan provided for 3,000,000 shares of common stock for options (of which 1,055,000 remain outstanding and nil are available for issuance) and (ii) the 2006 Omnibus Incentive Plan provides for the issuance of 4,500,000 shares of common stock (representing 6.6% of the outstanding shares of common stock) for options (of which 3,737,000 are outstanding and 763,000 are available for issuance) and 1,000,000 shares of common stock (representing 1.4% of the outstanding shares of common stock) for restricted stock units (of which 708,420 have been granted and 291,580 remain available for grant).

Based on • shares of common stock issued and outstanding as of September 8, 2009, the Board has recommended an increase of 1,500,000 shares of common stock to the shares of common stock available for issuance of options under the 2006 Omnibus Incentive Plan. Following the amendment, the Omnibus Plan will provide for 6,000,000 shares of common stock (representing 8.8% of the outstanding shares of common stock) for stock options and 1,000,000 shares of common stock (representing 1.4% of the outstanding shares of common stock) for restricted stock units. The Board has recommended the increase because it anticipates needing to hire additional key personnel associated with the construction and operation of the mine on the Company’s Borealis gold property and that participation in options will be a part of such personnel’s compensation.

This proposal is to approve the share increase as approved by the Board.

Who is eligible to participate in the Omnibus Plan?

Any employee, officer, director, consultant, independent contractor, or director of or providing services to the Company or any parent, affiliate, or subsidiary of the Company is eligible to be designated a participant in the Omnibus Plan.

Currently, this includes, but is not limited to, the following directors and executives:

•	Donald W. Gentry, Director;

•	Gerald Baughman, Director, VP Business Development;

•	Marvin Kaiser, Director;

•	Terence J. Cryan, Director;

•	John L. Key, Director, Chief Executive Officer;

•	Michael K. Longinotti, Chief Financial Officer;

•	Lisanna Lewis, Treasurer and Secretary

In total there are approximately 7 officers, directors, and employees eligible under the Omnibus Plan.

What benefit amounts will be received under the Omnibus Plan?

Benefit amounts will be determined by the Compensation Committee. Currently, the Board has not authorized the issuance of options covered by the Option Share Increase.

Where can I find more information about the Omnibus Plan?

Please see the section entitled “Equity Compensation Plans” below for more information about the Omnibus Plan.

A copy of the Omnibus Incentive Plan is available under the Company’s profile at www.sedar.com or www.sec.gov, as an attachment to the Proxy Statement dated August 18, 2006, as filed on August 9, 2006.

The Option Share Increase will be approved if a majority of the shares of common stock present at the Special Meeting vote FOR the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will have the same effect as a vote cast AGAINST this proposal.

The Board recommends a vote FOR the ratification of the Option Share Increase.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth information as of August 26, 2009, regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock; and
•	each named executive officer, each director and all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 67,960,901 shares of common stock outstanding as of August 26, 2009.

For the purposes of the information provided below, shares subject to options and warrants that are exercisable within 60 days following August 26, 2009 are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to these tables, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

As of August 26, 2009
Name and Address of Beneficial Owner(1)	Shares	Percent
Standard Bank plc	3,426,336	5.04%
25 Dowgate Hill, Cannon Bridge House London, United Kingdom EC4R 2SB
Jerry & Fabiola Baughman	7,040,500(2)	9.99%(2)
197 North Argyle Court
Reno, Nevada 89511

Top Gold AG M V K	10,050,000(3)	14.79%(3)
Landstrasse 14
9496 Balzers
Principality of Liechtenstein

__________

(1)

Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment control with respect to all shares beneficially owned. Figures shown are on a non-diluted basis.

(2)

7,040,500 common shares beneficially owned by the Baughmans, as joint tenants with rights of survivorship, is comprised of 4,500,000 shares of common stock of Gryphon Gold, 100,000 shares acquirable upon exercise of options and 2,440,500 shares of common stock of Gryphon Gold that are issuable upon conversion of a $5,000,000, convertible note, subject to a cap on conversion at 9.99% of the issued and outstanding.

(3)	The Investment Advisor with ultimate voting and dispositive power is Luxor Asset Management Trust reg., Balzers, which is represented by Mr. Martin Frick, and Mr. Oliver von Niederhausen.

Security Ownership of Management

As of August 26, 2009
Name and Address of Beneficial Owner(1)	Shares	Percent
Michael Longinotti	483,000(2)	0.71%(2)
Chief Financial Officer Suite 711, 675 West Hastings Street Vancouver, BC V6B 1N2

John Key	250,000(3)	0.37%(3)
Chief Executive Officer Suite 711, 675 West Hastings Street Vancouver, BC V6B 1N2
Gerald Baughman	7,040,500(4)	9.99%(4)
Suite 711, 675 West Hastings Street Vancouver, BC V6B 1N2
All directors and executive officers as a group (6 persons)	8,266,000(5)	11.58%(5)

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment control with respect to all shares beneficially owned.

(2)	Includes vested options exercisable to acquire 300,000 shares of common stock.
(3)	Includes vested options exercisable to acquire 250,000 shares of common stock.
(4)

Includes vested options exercisable to acquire 100,000 shares of common stock and 2,440,500 shares of common stock of Gryphon Gold that are issuable upon conversion of a $5,000,000, convertible note, subject to a cap on conversion at 9.99% of the issued and outstanding.

(5)

Includes vested options exercisable to acquire 975,000 shares of common stock, and 2,440,500 shares of common stock of Gryphon Gold that are issuable upon conversion of a $5,000,000, convertible note, subject to a cap on conversion at 9.99% of the issued and outstanding

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

As of August 26, 2009, we had approximately 2,000 stockholders of record of our common stock.

EXECUTIVE COMPENSATION

The following table sets forth compensation paid to each of the individuals who served as our Chief Executive Officer and our other most highly compensated executive officers (the “named executive officers”) for the fiscal year ended March 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $	Options Awards $	Non-Equity Incentive Plan Compensation $	Non-Qualified Deferred Compensation Earnings $	All Other Compensation	Total

John Key, CEO	2009	83,562			35,158				118,720(1)

Michael Longinotti, CFO	2009	98,617			109,109			154,396	362,122(2)

Tony Ker, retired CEO and retired Director	2009	70,364(3)			122,474(4)			70,452 (5)	263,290

Jerry Baughman, VP Business Development	2009	95,000			10,506				105,506 (6)

Steve Craig, former VP Exploration	2009	100,430			30,541			14,225	145,196(7)

(1)	$83,562 of grand total was received as cash, remaining $35,158 was recorded as non-cash stock compensation expense.
(2)

$98,617 of grand total was received as cash, $109,109 was recorded as non-cash stock compensation expense, $149,555 was accrued for severance pay, payable November 2009, and $4,841 was paid in consulting fees.

(3)	April – Aug 2008 salary received as employee
(4)	Recorded as non-cash stock compensation expense.

(5)	Consists of Cdn$37,500 for three months of pay related to transition agreement, Cdn$50,000 one time consulting fee, and Cdn$1,362 holiday pay.

(6)	$95,000 of grand total was granted in cash, remaining $10,506 was recorded as non-cash stock compensation expense.
(7)	$78,750 of grand total was salary received as employee, $15,577 was received as severance pay, and $6,103 was received as holiday pay,
$30,541 was recorded as non-cash compensation expense and $14,225 received as consultant fees.

Executive Compensation Agreements and Summary of Executive Compensation

Report on Executive Compensation

During the year ended March 31, 2009, the Company’s Compensation Committee was responsible for establishing compensation policy and administering the compensation programs of our executive officers.

The amount of compensation paid by the Company to each of our officers and the terms of those persons’ employment is determined solely by the Compensation Committee. The Compensation Committee evaluates past performance and considers future incentive and retention in considering the appropriate compensation for the Company’s officers. The Company believes that the compensation paid to the Company’s directors and officers is fair to the Company.

Our Compensation Committee believes that the use of direct stock awards is at times appropriate for employees, and in the future intends to use direct stock awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our stockholders.

Executive Compensation Agreements

Gryphon Gold is a party to employment contracts for John Key and Gerald Baughman. Pursuant to those agreements they are entitled to compensation for termination of their employment in certain circumstances, including termination without cause and change of control. The employment agreements provide for the payment of compensation that will be triggered by a termination of the executive officer’s employment by either Gryphon Gold or the executive officer following a change of control of Gryphon Gold, or by Gryphon Gold at any time, other than for “cause.” In such event, Messer’s Key, and Baughman will be entitled to receive an amount equal to one year’s annual salary plus bonus (equal to the amount of bonus in the prior year) earned in the year of change of control, and existing benefits for a period of 12 months. The agreements with Gerald Baughman and John Key include limited non-competition and non-solicitation covenants for a period of 12 months following termination.

Gryphon Gold is party to a consultant contract with Michael Longinotti. The agreement pays an hourly wage of Cdn$90/hour for any work preformed.

Except as described above, and the payment of directors’ fees, there are no service contracts of any officer of Gryphon Gold and there is no arrangement or agreement made or proposed to be made between Gryphon Gold and any of its named executive officers pursuant to which a payment or other benefit is to be made or given by way of compensation in the event of that officer’s resignation, retirement or other termination of employment, or in the event of a change of control of Gryphon Gold or a change in the named executive officer’s responsibilities following such change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the stock options granted to our named executive officers as of the fiscal year ended March 31, 2009.

Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Securities Unearned Shares, Units or Other Rights That have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)

Tony Ker	275,000	-		Cdn$0.07	20-Nov-13
Former President and Chief Executive Officer

Michael Longinotti	100,000	-		Cdn$0.41	8-Apr-13
Chief Financial Officer	200,000	-		Cdn$0.41	1-Aug-13

John Key(1)	75,000	75,000		Cdn$0.62	11-Feb-13
Chief Executive Officer	262,500	87,500		Cdn$0.41	1-Aug-13
Steve Craig(2) Former VP Exploration	50,000	-		Cdn$0.80	26-Feb-12
	63,750	21,250		Cdn$0.90	21-Sept-12
	75,000	75,000		Cdn$0.38	8-Jul-13
Jerry Baughman(3) VP Business Development	50,000	150,000		Cdn$0.41	1-Aug-13

(1)	75,000 options vest Feb 10, 2010; 262,500 options vest 87,500 each Aug 1, 2009, Feb 1, 2010, and Aug 1, 2010.
(2)	21,250 options vest on September 21, 2009; 75,000 options vest June 23, 2009.
(3)	150,000 options vest 50,000 each Aug 1, 2009, Feb 1, 2010 and Aug 1, 2010.

Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our Company or as a result of a change in the responsibilities of an executive following a change in control of our Company.

Director Compensation

Name	Fees Earned or Paid in Cash ($)($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Donald Gentry	18,000	20,365	-	-	-	-	38,365(1)
Rohan Hazelton (resigned)	4,500	-	-	-	-	-	4,500(2)
Richard Hughes (retired)	4,500	6,340	-	-	-	-	10,840(3)
Marvin Kaiser	6,000	3,930	-	-	-	-	9,930(4)

(1)	$4,500 of fees has been paid in cash, the remaining $13,500 has been accrued. 250,000 stock options, 225,000 have vested; 25,000 vest on June 16, 2009.
(2)	Director’s fees paid.
(3)	$4,500 paid; 100,000 stock options vested March 3, 2008.
(4)	$6,000 accrued; 150,000 stock options, 75,000 have vested, remaining vest 37,500 each May 18, 2009, Aug 18,

Beginning April 1, 2008, each independent board member shall receive $1,500 per month. The fees cover attendance for all meetings, irrespective of the number of audit, compensation and board meetings. The independent directors were paid for the first quarter and fees owed for the subsequent quarters have been accrued.

Beginning January 2007, independent board members who are not employed by us in any capacity other than as a director were compensated for their services as follows:

•	A grant of 25,000 Restricted Stock Units that vest at a rate of 6,250 units each calendar quarter during 2007 and 50,000 units that will vest July 10, 2008.
•	No cash compensation for attendance of any meeting.
•	Any expenses, travel, administrative, telephone or other costs associated with a Board member’s fulfilling his or her duties as a Board member will be reimbursed by Gryphon Gold.

Beginning January 2007, non-independent board members were compensated for their services as follows:

•	A grant of 50,000 Restricted Stock Units that will vest July 10, 2008.
•	No cash compensation for attendance of any meeting.
•	Any expenses, travel, administrative, telephone or other costs associated with a Board member’s fulfilling his or her duties as a Board member will be reimbursed by Gryphon Gold.

Beginning in July 2005 and until January 2007, independent board members who were not employed by us in any capacity other than as a director were compensated for their services as follows:

•	For any Board or Committee meeting not requiring travel, such as a telephone conference call — a meeting fee of $250.
•	For any fully constituted meeting of the Board or a Committee requiring travel of over four hours in aggregate — a meeting fee of $1,000.
•	Any expenses, travel, administrative, telephone or other costs associated with a Board member’s fulfilling his or her duties as a Board member will be reimbursed by Gryphon Gold.

Director Compensation Agreements

Gryphon Gold is a party to an employment contract for John Key and Jerry Baughman. Pursuant to the agreement, he is entitled to compensation for termination of theirs employment in certain circumstances, including termination without cause and change of control. The employment agreements provide for the payment of compensation that will be triggered by a termination of the executive officer’s employment by either Gryphon Gold or the executive officer following a change of control of Gryphon Gold, or by Gryphon Gold at any time, other than for “cause.” In such event, each officer will be entitled to receive an amount equal to one year’s annual salary plus bonus (equal to the amount of bonus in the prior year) earned in the year of change of control, and existing benefits for a period of 12 months. The agreements with John Key and Jerry Baughman include limited non-competition and non-solicitation covenants for a period of 12 months following termination.

Except as described above, and the payment of directors’ fees, there are no service contracts of any director of Gryphon Gold and there is no arrangement or agreement made or proposed to be made between Gryphon Gold and any of its directors pursuant to which a payment or other benefit is to be made or given by way of compensation in the event of that officer’s resignation, retirement or other termination of employment, or in the event of a change of control of Gryphon Gold or a change in the director’s responsibilities following such change in control.

EQUITY COMPENSATION PLAN INFORMATION

We have two equity compensation plans: the 2005 Stock Option Plan and the 2006 Omnibus Incentive Plan. Each plan has been approved by our stockholders.

Securities Authorized for Issuance

On March 29, 2005, the Board adopted a stock option plan which was approved by our stockholders on May 13, 2005. As of August 26, 2009 we had granted 3,050,000 stock options, of which 1,887,500 were forfeited and 107,500 were exercised, pursuant to the terms of our 2005 stock option plan with expiry dates to 2011.

On April 4, 2006 (amended July 24, 2006), the Board of Directors approved the 2006 Omnibus Incentive Plan, which increased the number of reserved shares of common stock for issuance to employees, officers, directors, consultants and advisors, from 3,000,000 to 7,000,000 shares under both plans. The 2006 Omnibus Incentive Plan was ratified by the stockholders at the company’s annual general meeting on September 12, 2006, along with all options previously granted there under, pending such ratification.

On September 6, 2007, at the annual general meeting of the stockholders, the stockholders approved an increase in the number of shares of common stock issuable pursuant to the grant of stock options under the Omnibus Incentive Plan. After the shareholder approved increase, the 2006 Omnibus Incentive Plan authorizes the Company to grant 4,500,000 options and 1,000,000 restricted stock units.

As of August 26, 2009, we had granted 7,932,000 stock options, of which 4,195,000 were forfeited, pursuant to the terms of our omnibus incentive plan as described below with expiry dates to 2014; 851,170 restricted stock units had been granted as of August 26, 2009, of which 142,750 have been forfeited and the equivalent of 42,500 were issued in cash pursuant to the terms of our omnibus incentive plan.

We have no equity compensation plans in place that have not been approved by our stockholders.  The table below shows securities issued under our equity compensation plans as of August 26, 2009.

We have no equity compensation plans in place that have not been approved by our stockholders.  The table below shows securities issued under our equity compensation plans as of August 26, 2009.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	4,792,000(1)	$0.53*	1,054,580(2)
Equity compensation plans not approved by security holders	--	--	--
TOTAL	4,792,000	--	1,054,580
(1)	Consists of 1,055,000 outstanding options granted from the Stock Option Plan, and 3,737,000 outstanding options granted from the Omnibus Incentive Plan.
(2)	Consists of 763,000 options and 291,580 restricted stock units remaining under the Omnibus Incentive Plan.
*	Based on the August 26, 2009 exchange rate of Cdn$1.0978 equals US$1

2005 Stock Option Plan

Our 2005 Stock Option Plan provides that the total number of shares of common stock which may be issued pursuant to the 2005 Stock Option Plan shall not exceed 3,000,000 shares of common stock.

The 2005 Stock Option Plan is administered by the Compensation Committee, and has full and final authority with respect to the granting of options there under. Options may be granted under the 2005 Stock Option Plan to such directors, officers, employees or consultants of Gryphon Gold and its subsidiaries as the Compensation Committee may from time to time designate (referred to as a “participant”). Each option will generally entitle a participant to purchase one share of common stock during the term of the option upon payment of the exercise price. The exercise price of any options granted under the 2005 Stock Option Plan shall be determined by the Compensation Committee and may not be less than the market price of our common stock on the date of grant of the options (calculated in accordance with the rules of the Toronto Stock Exchange as the volume weighted average trading price for the five trading days preceding the date of grant). Gryphon Gold may provide financial assistance to eligible persons to purchase shares of common stock under the 2005 Stock Option Plan, subject to applicable law and the rules and policies of any securities regulatory authority or stock exchange with jurisdiction over the Corporation or a trade in its securities. Any financial assistance so provided will be repayable with full recourse and the term of any such financing shall not exceed the term of the option to which the financing applies.

The term of any options granted shall be determined by the Compensation Committee at the time of the grant but the term of any options granted under the 2005 Stock Option Plan shall not exceed ten years. If desired by the Compensation Committee, options granted under the 2005 Stock Option Plan may be subject to vesting provisions. Options granted under the 2005 Stock Option Plan are not transferable or assignable other than by will or otherwise by operation of law. In the event of death or disability of an option holder, options granted under the 2005 Stock Option Plan expire one year from the death or disability of the option holder.

Certain restrictions contained in the 2005 Stock Option Plan include:

•

the number of shares of common stock which may be issued pursuant to the 2005 Stock Option Plan (or any other employee-related plan or options for service) to any one person may not exceed 5% of all the common shares issued and outstanding on a non-diluted basis from time to time; and

•

the number of shares of common stock which may be issued pursuant to the 2005 Stock Option Plan (or any other employee-related plan or options for services) to insiders (as defined in the rules of the Toronto Stock Exchange to include generally directors, senior officers of Gryphon Gold or its subsidiaries or stockholders who own more than 10% of our common stock) during any twelve month period may not exceed 10% of the common stock issued and outstanding on a non-diluted basis from time to time (unless approval of disinterested stockholders has been obtained in accordance with the rules of the Toronto Stock Exchange).

•

the number of shares of common stock which may be reserved for issuance in respect of options granted to insiders pursuant to the 2005 Stock Option Plan (or any other employee-related plan or options for service) may not exceed 10% of the common stock issued and outstanding on a non-diluted basis from time to time unless approval of disinterested stockholders has been obtained in accordance with the rules of the Toronto Stock Exchange).

Gryphon Gold’s board of directors may at any time terminate or amend the 2005 Stock Option Plan in any respect, provided however, that the board may not, without the approval of the stockholders, amend the 2005 Stock Option Plan or any option granted thereunder in any manner that requires shareholder approval under applicable law or the rules and policies of any stock exchange or quotation system upon which the common shares are listed or quoted.

2006 Omnibus Incentive Plan

The Omnibus Plan authorizes 4,500,000 shares of common stock and 1,000,000 shares of restricted stock for issuance to officers, directors, employees and consultants. For a description of the Omnibus Plan see below.

Summary of Outstanding Options and Awards

The following table sets out the total number of shares of common stock reserved for issuance under the 2005 Stock Option Plan and the Omnibus Incentive Plan in respect of outstanding options and awards and in respect of options and awards available for issuance as of August 26, 2009.

	Number of Shares	% of Outstanding Shares(1)
Options outstanding under the 2005 Stock Option Plan(2)	1,055,000	1.6%
Options outstanding under the Omnibus Incentive Plan	3,737,000	5.5%
Awards outstanding under the Omnibus Incentive Plan	-	-
Options available for issuance under the Omnibus Incentive Plan	763,000	1.12%
Awards available for issuance under the Omnibus Incentive Plan	291,580	**

**- denotes percentage less than 1%

(1) Calculated based on 67,960,601 shares outstanding as of August 26, 2009.

(2) No further options will be granted under the 2005 Stock Option Plan.

Omnibus Incentive Plan

The following is a summary of all material Omnibus Plan provisions. It is not a comprehensive discussion of all of the terms and conditions of the Omnibus Plan. The information provided below may be modified or altered by some provisions in the Omnibus Plan. A copy of the Omnibus Incentive Plan is available under the Company’s profile at www.sedar.com or www.sec.gov, as an attachment to the Proxy Statement dated August 18, 2006.

Purpose

The purpose of the Omnibus Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors and directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to afford such persons an opportunity to acquire a proprietary interest in the Company.

Persons Eligible

Any employee, officer, director, consultant, independent contractor, or director of or providing services to the Company or any parent, affiliate, or subsidiary of the Company is eligible to designate a participant in the Omnibus Plan. However, stock option grants may only be granted to full- or part-time employees, officers, or directors of the Company or one of its subsidiaries.

Administration

The Omnibus Plan is administered by the Company’s Compensation Committee, or such other committee as the Board may assign administrative responsibility in the best interests of the Company. The administering committee (the “Committee”) has the power to: (i) designate Omnibus Plan participants; (ii) determine the type or types of awards to be granted to participants under the Omnibus Plan; (iii) determine the number of shares to be covered by each award; (iv) determine the terms and conditions of any award or award agreement; (v) amend the terms and conditions of any award or award agreement and accelerate the exercisability of any option or waive any restrictions relating to any award; (vi) determine whether and to what extent, and under what circumstances, awards may be exercised in cash, shares of the Company, promissory notes (which don’t conflict with the provisions of the Sarbanes-Oxley Act), other securities, or other property, or may be canceled, forfeited, or suspended; (vii) interpret and administer the Omnibus Plan and any awards or award agreements thereunder; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it deems appropriate to administer the Omnibus Plan; (ix) made any determination with respect to the termination of options and awards upon termination or cessation of employment of a Participant, upon a director ceasing to serve on the board of directors of the Company or upon any person ceasing to provide services to the Company; (x) make any other determination or take any other action that the Committee deems necessary or desirable to the administration of the Omnibus Plan.

Shares Available under the Omnibus Plan

The aggregate number of shares available to be issued under the Omnibus Plan will be 7,000,000 shares of common stock (subject to approval of Option Share Increase) , which represents •% of the issued and outstanding shares of common stock on September 8, 2009. Of the aggregate total, the number of shares available for granting incentive stock options will be 6,000,000 and the number of shares available for restricted stock grants and restricted stock units is 1,000,000—both subject to adjustment under the Omnibus Plan’s anti-dilution provisions. The number of shares available for issuance in respect of awards (other than incentive stock options, restricted stock and restricted stock units), may not exceed the difference between 7,000,000 and the aggregate number of shares reserved for issuance in respect of incentive stock options, restricted stock and restricted stock units, less the number of shares issued upon exercise of such incentive stock options, restricted stock and restricted stock units.

Limitations on Awards to Insiders

Awards in any form to Company insiders (generally, directors, officers, and 10% stockholders) are limited under the Omnibus Plan. No award shall be granted under the Omnibus Plan which may result in the aggregate number of common shares of the Company issued to insiders as a group pursuant to the terms of awards previously granted within any one-year period, and issuable to insiders, at any time under the Omnibus Plan and any other security based compensation arrangement of the Company exceeding 10% of the common shares of the Company issued and outstanding at the relevant time. In addition, no award may be granted under the Omnibus Plan which may result in the aggregate number of common shares issuable to any insider at any time under the Omnibus Plan or any other security based compensation plan arrangement of the Company exceeding 5% of the common shares of the Company issued and outstanding at the relevant time.

Options

The exercise price of options granted under the Omnibus Plan is determined by the Committee provided that the exercise price may not be less than 100% of the fair market value of a share on the date of the grant.

The term of each option shall be fixed by the Committee at the time of the grant, but may not exceed 10 years. The Committee also determines the vesting schedule of options and the method in which payment of the exercise price may be made.

The aggregate fair market value of incentive stock options granted under the Omnibus Plan which become exercisable by any participant during any calendar year may not exceed $100,000 in aggregate fair market value. Incentive stock options granted under the Omnibus Plan terminate no later than 10 years after the date of grant, except incentive stock options granted to 10% stockholders terminate 5 years after the date of grant. Incentive stock options must have an exercise price of at least 100% of the fair market value, but incentive stock options granted to 10% stockholders will have an exercise price of at least 110% of the fair market value.

“Fair market value” is defined under the Omnibus Plan to mean fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing and unless otherwise determined by the Committee, the Fair market value of a share as of a given date shall be, if the shares are then listed on the Toronto Stock Exchange, the volume weighted average trading price of one share as reported on the Toronto Stock Exchange for the five trading days immediately preceding such date.

Stock Appreciation Rights

The Committee is authorized to grant Stock Appreciation Rights to eligible persons subject to the terms of the Omnibus Plan. Each Stock Appreciation Right granted under the Omnibus Plan shall confer on the holder upon exercise the right to receive, as determined by the Committee, cash or a number of Shares equal to the excess of (a) the fair market value of one share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (b) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the fair market value of one share on the date of grant of the Stock Appreciation Right.

Options may not be converted into Stock Appreciation Rights, except at the discretion of the Committee which has the power to substitute any award granted under the Omnibus for any other award available under the Omnibus Plan, subject to and pursuant to the terms of the Omnibus Plan.

Restricted Stock

The Committee is authorized to grant Restricted Stock to eligible persons under the Omnibus Plan. Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose (including, without limitation, a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

Restricted Stock Units

The Committee is authorized to grant Restricted Stock Units to eligible persons under the Omnibus Plan. A Restricted Stock Unit award will be subject to a Restricted Stock Unit Award Agreement containing such terms and conditions, not inconsistent with the provisions of the Omnibus Plan, as the Committee determines.

Performance Awards

The Committee is authorized to grant Performance Awards to eligible persons subject to the terms of the Omnibus Plan. A Performance Award granted under the Omnibus Plan (i) may be denominated or payable in cash, shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Omnibus Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

Other Stock Grants

The Committee is authorized, subject to the terms of the Omnibus Plan, to grant to eligible persons shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Omnibus Plan.

Forms of Payment under Awards

Subject to the terms of the Omnibus Plan, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes provided, however, that the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments. Gryphon Gold may provide financial assistance to eligible persons to purchase shares of common stock under the Incentive Plan, subject to applicable law and the rules and policies of any securities regulatory authority or stock exchange with jurisdiction over the Corporation or a trade in its securities. Any financial assistance so provided will be repayable with full recourse and the term of any such financing shall not exceed the term of the option to which the financing applies.

Limits on Transfer of Awards

No Award (other than Other Stock Grants) and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution and the Company is not be required to recognize any attempted assignment of such rights by any Participant; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; provided, further, that, if so determined by the Committee, a Participant may transfer a Non-Qualified Stock Option to any Family Member (as such term is defined in the General Instructions to Form S-8 or successor to such Instructions or such Form) at any time that such Participant holds such Option, provided that the Participant may not receive any consideration for such transfer, the Family Member may not make any subsequent transfers other than by will or by the laws of descent and distribution and the Company receives written notice of such transfer, provided, further, that, if so determined by the Committee, and except in the case of an Incentive Stock Option, Awards may be transferable as determined by the Committee. Except as otherwise determined by the Committee (for awards other than an Incentive Stock Option), each Award or right under any such Award is exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Except as otherwise determined by the Committee (for Awards other than an Incentive Stock Option), no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or other encumbrance thereof is void and unenforceable against the Company or any Affiliate.

Term of Awards

Subject to the terms of Omnibus Plan, the term of each Award shall be for such period as may be determined by the Committee. Whether Options, Restricted Stock Units (“RSUs”) or other Awards terminate on termination of employment is determined by the Committee in the context of each grant. The Committee may adopt policies from time to time in respect of termination provisions on termination of employment. Generally, Options and RSUs terminate upon termination of employment as follows:

(A)	Upon retirement, the Options and RSU’s which have vested at the date of retirement will continue to be exercisable until the original expiry date.

(B)

Upon termination of employment or service for any reason that does not involve cause or a breach of a contractual commitment owing to the Company, the Options and RSU’s which vested on the date of such termination will continue to be exercisable for a period of 30 days from the termination date, unless extended by the Committee, and lapse immediately thereafter.

(C)	Upon termination of employment or service by the Company for cause or a breach of a contractual commitment owing to the Company, the Options and RSU’s lapse immediately upon termination.

(D)

Upon death or disability, the Options and RSU’s may, depending on the individual grant, either become fully exercisable (also referred to as fully vested) at the time of death or disability and continue to be exercisable for a period of 12 months (or longer, but in no event beyond the original expiry date) following death or disability, or only the Options and RSU’s which were exercisable (also referred to as vested) within a period of up to 90 days following death or disability continue to be exercisable for a period of 12 months following death or disability (or longer, but in no event beyond the required expiry date).

Additional Conditions in Connection with Awards Granted to Participants Employed in Canada

Notwithstanding any other provision of the Omnibus Plan, the following additional terms, conditions and restrictions apply to Awards granted to Participants employed in Canada:

Options

(A)	Payment by the Participant of the exercise price with respect to an Option may not be made in Shares.

(B)

Upon the exercise of an Option the sole form in which payment to the Participant may be made by the Company shall be in Shares, unless the Company offers the Participant the right to elect to receive cash or other consideration in lieu of Shares and the Participant, in its sole discretion, so elects.

(C)

The Committee may not cancel an Option and pay to the Participant cash in the amount of the excess of the fair market value of the Shares over the excise price unless the Participant, in its sole discretion, agrees to receive cash in lieu of Shares.

(D)

Tax withholding obligations may not be satisfied by the Participant electing to have the Company withhold Shares otherwise to be delivered upon exercise of an Option or by the Participant delivering Shares to the Company.

(E)

No undertakings shall be given by the Company, any person or partnership non-arm’s length with the Company or any partnership or trust of which the Company or a non-arm’s length person is a member or beneficiary, and no agreement shall be entered into by any such person with the Participant, with respect to any Shares held by the

Participant, including any agreement or undertaking relating to the redemption, acquisition or cancellation of the Shares or the reduction of the Company’s paid-up capital.

Restricted Stock Unit Awards

Restricted Stock Unit Awards shall be settled in Shares, unless the Company offers the Participant the right to receive cash in lieu of Shares and the Participant, in its sole discretion, so elects.

Restricted Stock

Participants employed in Canada are not eligible to receive a grant of Restricted Stock pursuant to Section 6(c) of the Omnibus Plan.

Other Awards

With respect to any other Award granted to a Participant employed in Canada, the Committee shall have the right, but not the obligation, to take account of Canadian income tax considerations in determining the terms and conditions of the Award or any other amendment thereto.

Financial Assistance

The Company may provide financial assistance to a Participant to purchase shares under the Plan, subject to applicable laws and rules and policies of securities regulatory authorities and stock exchanges having jurisdiction over the Company or trade in its securities.

Amendment of the Omnibus Plan

Subject to some matters which require shareholder approval (as discussed below), the Board may amend, without shareholder approval, the Omnibus Plan at any time, including amending any of the provisions of the Omnibus Plan relating to:

(A)	The persons who are eligible for the grant of awards;

(B)	The authority of the Committee and the Board in respect of the grant of Awards;

(C)	The extension of the term of any award, provided the term of any Option shall not be more than ten years from the date of grant;

(D)	The procedure for the tendering of a notice of exercise of awards and the exercise of awards;

(E)	The adjustment in shares in the event that the authorized capital of the Company as presently constituted is consolidated into a lesser number of Shares or subdivided into a greater number of Shares;

(F)	The interpretation by the Board of any questions of interpretation of the Omnibus Plan;

(G)	The determination of the exercise price of the options;
(H)

The text of any part of the Plan to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent the Committee shall deem desirable to carry its Plan into effect; and

(I)	Any other matter which does not expressly require the approval of stockholders of the Company as provided below.

Subject to regulatory approval and the limitations below, the Board may amend, without shareholder approval, the terms of any outstanding Award provided that the terms of such amendment are made in accordance with the Omnibus Plan;

Subject to regulatory approval, the Board may amend any of the provisions of the Omnibus Plan relating to the following, provided the Board obtains the approval of the stockholders of the Company in respect thereof:

(A)	The limitations on grants of Options to Insiders, and the number of Shares that may be reserved for issuance to Insiders;

(B)	The maximum number of shares reserved for issuance upon exercise of awards granted under the Omnibus Plan; or

(C)	The reduction in the exercise price or an extension of its term beyond the original expiry date, of any Award held by an insider.

None of the amendments listed above may, without the consent of any holder of awards under the Omnibus Plan, be made if such amendment will have the effect of impairing, derogating from or otherwise adversely affecting such holder’s rights under the Omnibus Plan, unless additional similar rights comparable thereto, or other compensation of equal or greater value, is given to such holder.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Forward-Looking Statements

The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of metals, commodities and precious metals, availability of funds, government regulations, common share prices, operating costs, capital costs, outcomes of ore reserve exploration and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined below, and, from time to time, in other reports we file with the Securities and Exchange Commission (“SEC”), including, but not limited to our annual report on Form 10-K as filed on June 26, 2009. These factors may cause our actual results to differ materially from any forward-looking statement. We disclaim any obligation to publicly update these statements, or disclose any difference between our actual results and those reflected in these statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Cautionary Note Regarding Management’s Discussion and Analysis

This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes. The discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis, the company reviews its estimates and assumptions. The estimates were based on historical experience and other assumptions that the company believes to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but the company does not believe such differences will materially affect our financial position or results of operations. Critical accounting policies, the policies the company believes are most important to the presentation of its financial statements and require the most difficult, subjective and complex judgments, are outlined below in “Critical Accounting Policies,” and have not changed significantly.

Overview

In May 2005 we initiated a drilling program. As of March 31, 2009, approximately 203 holes and 142,220 feet of RC drilling have been completed. A majority of the holes were in the area of existing mineralization in order to allow us to start a feasibility study with the aim of identifying gold reserves and, if economically feasible, building a mine.

In April of 2008, we completed a CIM compliant, NI 43-101 report that included all drilling results to date, which was furnished to the SEC as Exhibit 99.1 to the Company’s Form 8-K filed on May 12, 2008. The Technical Report details mineralization on the Borealis Property. The Technical Report states that the recommended course of action for Gryphon Gold is to increase gold mineralization by completing additional drilling primarily in the previously mined areas, to complete a technical report to determine the feasibility of near term production, and through continued drilling and exploration, delineate possible new mineralization on the Borealis Property. The Report uses the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource”. We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained pounds” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

During September 2008, we released the independent PA on the development of an oxide heap leach mine. The PA was furnished to the SEC as Exhibit 99.1 to our Form 8-K as filed on October 7, 2008. The report outlines the possibility of developing a mineable oxidized gold deposit on the Borealis property. Gryphon Gold is undertaking a detailed economic evaluation of the potential for developing an open-pit heap leach gold mining operation on the property. The Preliminary Assessment is not a bankable feasibility study and cannot form the basis for proven or probable reserves on the Borealis Property.

No exploration drilling was completed during the year ended March 31, 2009. A water well necessary for the construction of an oxide heap leach mine was installed during the quarter ended June 30, 2008. As of March 31, 2009, approximately 203 holes and 142,220 feet of RC drilling had been completed. A majority of the holes were in the area of existing mineralization in order to allow us to complete the PA with the aim of identifying gold reserves and, if economically feasible, building a mine. During fiscal 2008, the majority of the holes drilled were to attempt to expand the Graben mineralization or complete exploration in the Pediment areas of the Borealis property.

Two water monitoring wells were installed during the quarter ended September 30, 2008. Under our permits, a water-monitoring program must be active for at least six months prior to the placement of material on a leach pad, and these wells were therefore necessary prior to the start of any leaching operation.

On July 15, 2009, we announced the completion and results of our Pre-Feasibility Study for the development of the Borealis property.

Transactions during year ended March 31, 2009

Effective August 5, 2008, we entered into an option agreement with the Baughmans to amend the $5 million face value note payable to them at a cost of $35,000. The option period is twelve months and extendable for another six months for an additional $35,000. At the time the option is exercised, the note payable will be reduced by $2.5 million by a payment of $500,000 in cash and 4,000,000 common shares. Upon exercise of the option, the conversion rate of the remaining $2.5 million note payable would be amended to $0.70 per common share until March 30, 2009, $0.80 per common share until March 30, 2010, and the maturity date would be extended from March 30, 2010 to March 30, 2012 and secured by certain exploration properties. We may exercise the option if the royalty on the Borealis property has been fixed at 5% or lower, and there is an arrangement to merge the Company or the financing of a mine on the Borealis property has been completed.

On August 22, 2008, the Company entered into a 12 month option agreement, at a cost of $250,000, to amend the Borealis Property mining lease. If exercised, the net smelter return royalty rate will be fixed at 5%, versus the current uncapped variable rate. Payment upon exercise is $1,750,000 in cash, 7,726,250 common shares of the Company and a three year, $1,909,500 5% note payable. The option period can be extended for an additional six months for a payment of $125,000.

In July 2008, we announced the appointment of John L. Key as President and CEO, replacing Mr. Tony Ker. Mr. Key is a mining engineer with over 40 years experience and has run, in succession, the Magmont, Polaris and Red Dog mines in the Teck Cominco organization. Mr. Key had been acting as our Chief Operating Officer for the previous six months, and his primary focus has been overseeing the completion the Preliminary Assessment on the Borealis heap leach mine and advancing the project towards production.

Mr. Key’s employment contract provides for the granting of 350,000 stock options, which were granted August 1, 2008.

Mr. Ker entered into a Transition Agreement (TA) with us in August 2008, under which, Mr. Ker ceased to be an employee effective August 31, 2008 and ceased to be a director of the Company upon the election of directors at our Annual General Meeting September 5, 2008. Mr. Ker will receive monthly payments of $12,500 and certain incidental expenses for 12 monthly beginning September 2008. The Company recorded a charge to expense during the quarter ended September 30, 2008 to accrue the cost of the agreement. Mr. Ker entered into a consulting agreement with the Company that became effective in September 2008. Under the agreement, he was eligible to receive 200,000 stock options and a success fee of 0.67% of any financing initiated during the term of the agreement. The consulting agreement was terminated effective September 28, 2008. The TA was amended on December 12, 2008 terminating the monthly payments of $12,500. A consulting agreement was entered into on December 12, 2008 and Mr. Ker received Cdn$50,000 on January 1, 2009 for full settlement on consulting agreement.

During fiscal 2009 we completed nine joint venture and lease agreements for un-leased properties held by Nevada Eagle Resources of which one has been dropped. We also marketed certain properties for sale of which two were sold for cash payment of $50,000 and one for securities (3,000,000 shares of public company which become free trading on July 14, 2009).

Fiscal 2010 Plan of Operations

Our long-term plan is to focus on moving the Borealis property into production through the development of an oxide heap leach mine, produce a Scoping Study on the Graben sulphide deposit, and continue exploration in the pediment areas of the Borealis property.

During September 2008, we released an independent Preliminary Assessment (“PA”) on the development of an oxide heap leach mine. We may perform more drilling to expand the oxide base and take other steps as necessary to advance the potential oxide heap leach mine. We will also consider extension drilling, focused on the expansion of the Graben deposit and exploration drilling for new gold deposits within the two newly identified potentially gold-bearing hydrothermal systems in the pediments.

We recognize that additional resources are required to enable us continue operations. Our objective is to raise additional funds through debt and/or equity financing, selling certain exploration properties, and continue leasing exploration properties held by Nevada Eagle Resources or through other means that we deem necessary. However, no assurance can be given that we will be successful in raising additional capital. Further, even if we raise additional capital, there can be no assurance that we will achieve profitability or positive cash flow. If we are unable to raise additional capital and expected significant revenues do not result in positive cash flow, we will not be able to meet its obligations and may have to suspend or cease operations.

Effective November 2008, the CEO, VP Business Development became part time, and we terminated the CFO, VP Exploration, administrative assistant and Field Supervisor for the Borealis property. The CFO and VP Exploration have entered into consulting agreements with us.

On November 10, 2008, we amended our 5% convertible note and ongoing cash interest payments will be $73,288 and $51,713 each January 1 and June 1, respectively, or one half of their previous amounts. The unpaid interest will be added to the principal balance of the note, compound monthly at 5% and become due and payable at the due date of the note, March 30, 2010.

We intend to continue to take all steps necessary to preserve our rights to the Borealis property under the existing terms of the property lease. We also expect to work with the United States Forest Service with the objectives of maintaining our permits under the Plan of Operations and obtaining necessary permits for the construction of the leach pad.

It is our intention to continue to lease and joint venture out the exploration properties held by Nevada Eagle Resources. We will continue to actively manage the portfolio of leases with the objective of obtaining cash flow from them.

On April 2, 2009 we sold an exploration property held by Nevada Eagle Resources for $50,000. We anticipate that we will sell certain other properties. The ability to sell as well as the payment terms and amount of proceeds we may receive is likely to be impacted by the general condition of the gold exploration industry.

The following activities are currently planned for the duration of fiscal 2010:

•	Obtain financing necessary to begin the Borealis Oxide Heap Leach mine project.
•	Begin construction and bring the Borealis resource into production with-in six months of receiving financing and board approval to proceed..
•	Execute a drill program to expand the oxide resource within the permitted footprint of the Borealis project.
•	Execute a drill program on the three anomalies defined in the pediments of the Borealis property for the purpose of potentially discovering additional oxide and sulphide resources.
•	Raise additional capital as required to fund our exploration, development and working capital requirements.
•	Continue to stake and lease or joint venture out Nevada Eagle properties

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements is in accordance with accounting principles generally accepted in the United States. The following are critical accounting policies and estimates which we believe are important to understanding our financial results.

Use of estimates

The preparation of financial statements requires us to make estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements and the revenues and expenses for the period reported. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Actual results will likely differ from these estimates.

Revenue recognition

Mineral lease rentals or option payments are treated as reductions of the cost of the property as the payer is accumulating an interest in the mineral property; payments in excess of capitalized costs are recognized in income. Some agreements provide for payments in the form of stock and other equity instruments as well as cash payments. Stock and other equity instruments are recognized based on their fair market value at the time of receipt. Fluctuations incurred during the holding period are accounted for as gains or losses from held for trading securities. Privately held stock, or stock that is not currently trading is valued at zero. The leases provide for the receipt of royalty payments upon production of the property. Royalty payments will be recognized in the period in which production occurs. There are no properties in the production stage at this time.

Mineral property interests

We expense exploration costs as they are incurred. When we determine that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, we will transfer capitalized costs to the appropriate asset category and amortize them over their estimated useful lives and/or ounces produced, as appropriate. We capitalize the cost of acquiring mineral property interests (including claims establishment and maintenance) until we have determined the viability of the property. We expense capitalized acquisition costs if we determine that the property has no future economic value. We will also write down capitalized amounts if estimated future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the carrying value of the property.

Stock-based compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 123R, Share-Based Payment, (“SFAS 123 (R)”) a revision to SFAS 123. SFAS 123(R) requires all share-based payments to be recognized in the financial statements based on their values using either a modified-prospective or modified-retrospective transition method.

Prior to March 31, 2006, the Company’s stock-based employee compensation plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, as permitted by FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company did not recognize employee stock-based compensation costs in its statement of operations for the periods prior to March 31, 2006, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant.

Effective April 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), using the modified-prospective-transition method. The Company’s total employees are relatively few in number and turnover is considered remote, therefore the Company currently estimates forfeitures to be 7%. Estimation of forfeitures will be reviewed on a quarterly basis.

Asset retirement obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development or normal use of the assets with a corresponding increase in the carrying amount of the related long-lived asset. This amount is then depreciated over the estimated useful life of the asset. Over time, the liability is increased to reflect an interest element considered in its initial measurement at fair value. The amount of the liability will be subject to re-measurement at each reporting period. Currently, the Company has a reclamation liability of $5,600 which is disclosed further in Note 7 of the consolidated financial statements.

Tax valuation allowance

We have recorded a valuation allowance that fully reserves for our deferred tax assets because at this time we cannot establish that we will be able to utilize the tax loss carryforwards in the future. If in the future we determine that we will be able to use all or a portion of our deferred tax assets in the future, based on our projections of future taxable income, we will reduce the valuation allowance, thereby increasing income in that period.

Foreign currency translation

The United States dollar is our functional currency. Transactions involving foreign currencies for items included in operations are translated into U.S. dollars using average exchange rates; monetary assets and liabilities are translated at the exchange rate prevailing at the balance sheet date and all other balance sheet items are translated at the historical rates applicable to the transactions that comprise those amounts. Translation gains and losses are included in our determination of net income.

Recent Accounting Pronouncements

The Financial Accounting Standards Board ratified the consensus of the Emerging Issues Task Force that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. This consensus is effective for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. To date the Company has not incurred any stripping costs.

In June 2006, the FASB issued FASB interpretation No. 48 – Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, the application of this Statement will change current practice, effective December 1, 2007. The adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS 160 is effective for our fiscal year commencing April 1, 2009, including interim periods within that fiscal year. Earlier adoption is prohibited. The Company believes that SFAS 160 should not have a material impact on its financial position or results of operations.

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations, which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for the Company’s fiscal year beginning April 1, 2009 and is to be applied prospectively. The Company is currently evaluating the potential impact of adopting this statement on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with theobjective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets andliabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for the Company’s fiscal year beginning April 1, 2008. The adoption of FAS 159 did not have a material impact on the Company’s consolidated financial results.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“FAS 161”). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FAS 133, and how derivative instruments and related hedged items affect an entity’s operating results, financial position, and cash flows. FAS 161 is effective for fiscal years beginning after November 15, 2008. Early adoption is permitted. We are currently reviewing the provisions of FAS 161 and have not yet adopted the statement. However, as the provisions of FAS 161 are only related to disclosure of derivative and hedging activities, at this time we do not believe the adoption of FAS 161 will have a material impact on our consolidated operating results, financial position, or cash flows.

In June 2008, the EITF reached consensus on Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to anentity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities . If the terms of an instrument, or embedded feature, are such that it is not considered to be indexed to the entity’s own stock,equity classification would be precluded and the instrument would not be within the scope of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company’s Own Stock . EITF 07-5 is effective for our fiscal years beginning January 1,2009. Early adoption for an existing instrument is not permitted if an alternative accounting pronouncement was previously adopted. At thistime, the Company does not expect the adoption of this standard to have any impact on its financial statements.

Results of Operations

We are in an exploration stage and currently have no producing mineral properties and thus we had no sales revenue during all reporting periods. Property payments we received under lease or joint venture arrangements were recorded as a reduction in the carrying value of the property unless the carrying value of the property was at or near zero, in which case the payments were recognized as lease revenue in the Statement of Operations

Year ended March 31, 2009 compared to year ended March 31, 2008

For the year ended March 31, 2009 we had a net loss of $9,943,231 or $0.16 per share compared to a net loss of $7,850,766 or $0.13 for the prior year.

The current year expenses include a charge to earnings of $5,100,000 for the impairment of the carrying value of the Nevada Eagle exploration properties. The loss before the impairment charge is $4,843,321 and is less than the prior period’s comparable loss. The reduction in the comparable loss is due to decreased spending on exploration activities, management salaries and consulting fees, and general and administrative costs as a result of our efforts to conserve cash.

Exploration expenses during the year ended March 31, 2009 were $1,473,628 or 32% of our net expenses (before the effect of the non-cash impairment charge) compared to $3,845,525 or 49% of our total net expenses in the prior year. No exploration drilling was completed during the year ended March 31, 2009. During the prior year we drilled a total of 31 holes at the Borealis property, representing 36,485 feet. During the year ended March 31, 2009, we completed a CIM compliant NI 43-101 report and in September 2008, we released the results of our Preliminary Assessment of the development of an oxide heap leach gold mine on the Borealis property. Much of the current year’s exploration expense covered the completion of these two reports plus permitting efforts for exploration drilling in the pediment areas of the Borealis property.

Management salaries and consulting fees for the year ended March 31, 2009 were $1,375,518 compared to $2,061,885 incurred in the prior year as the number of employees and consultants decreased during the year and non-cash compensation decreased. Total non-cash compensation expense recognized in the year totaled $528,429 compared to non-cash compensation expense of $829,080 recognized in the prior year. General and administrative expenses totaled $657,708, compared to $1,007,053 in the prior year. The decrease is due to reduced spending on investor relations and our efforts to conserve cash. Legal and audit fees for the period decreased from $492,308 to $229,034 for the year ended March 31, 2009. The decrease resulted from a larger number of registration statements being completed for shares issued under private placements, an increase in audit fees due to the acquisition of Nevada Eagle Resources during the prior year, and legal fees related to potential acquisition activity in the prior year. Travel and accommodation expense for the year ended March 31, 2009 was $133,971, compared to $202,118 for the prior year. The decrease is due to decreased investor relations related travel and fewer property site visits.

Loss on disposal of mineral properties for the year ended March 31, 2009 was $302,276, compared to $0 in the prior year. The loss is due a $340,014 loss on two properties we had released our interest in offset by a gain of $37,738 on two sold properties.

Interest income earned on cash deposits was $33,116 for the year ended March 31, 2009, compared to $203,970 in the prior year due to lower cash balances held on average through the current year versus the prior year and a declining interest rate environment in the current fiscal year. Interest expense totaled $529,776, of which $276,863 was non-cash compared to $316,963 of which $159,775 was non-cash, in the prior period. The increase is due to interest being charged for 7 months in the prior period compared to 12 months during the current year ended. The interest expense was related to the note payable for the purchase of Nevada Eagle Resources during fiscal 2008.

Year ended March 31, 2008 compared to year ended March 31, 2007

For the year ended March 31, 2008 we had a net loss of $7,850,766 or $0.13 per share compared to a net loss of $8,737,141 or $0.21 per share for the prior year, as spending on our exploration program decreased and management salaries deceased.

Exploration expenses during the year ended March 31, 2008 were $3,845,525 or 49% of our total net expenses compared to $4,819,692 or 55% of total net expenses in the prior year. The decrease in spending occurred because activity on the property during the current year was focused on exploration drilling in the pediment and Graben areas while in the prior year we focused on continuation of permitting activities, exploration drilling program and completing the feasibility study on our Borealis property, which commenced May 2005 and was terminated in November 2006. During the year we drilled a total of 31 reverse circulation holes (totaling 36,485 feet) on the Borealis property, compared to 56 reverse circulation holes (totaling 54,530 feet) drilled during the prior year. Drilling was terminated earlier in fiscal 2008 than the preceding year due to more severe winter conditions and the desire to complete geophysical and permitting activities to better understand the geology and therefore select better drill site targets in the pediment exploration areas.

Management salaries and consulting fees for the year ended March 31, 2008 were $2,061,885 compared to $2,632,794 incurred in the prior year as the number of employees decreased during the year and non-cash compensation decreased. Total non-cash compensation expense recognized in the year totaled $829,080 compared to non-cash compensation expense of $1,466,207 recognized in the prior year. General and administrative expenses totaled $1,007,053, compared to $890,596 in the prior year. The increase is due to higher spending on investor relations that included the attendance with a booth for the first time at a number of gold trade shows, video recorded media presentations and greater level of general advertising. We incurred $96,964 in closing costs of our Lakewood, Colorado office, and this amount was included in general and administrative expenses in fiscal 2007. Legal and audit fees for the period increased to $492,308 from $330,005 for the year ended March 31, 2007. The increase resulted from a larger number of registration statements being completed for shares issued under private placements, an increase in audit fees due to the acquisition of Nevada Eagle Resources, and legal fees related to potential acquisition activity. Travel and accommodation expense for the year ended March 31, 2008 was $202,118, compared to $325,024 for the prior year. The decrease is due to fewer property site visits.

Interest income earned on cash deposits was $203,970 for the year ended March 31, 2008, compared to $322,725 in the prior year due to lower cash balances held on average through the current year versus the prior year and a declining interest rate environment in the latter half of the current fiscal year. Interest expense totaled $316,963, of which $159,775 was non-cash. The interest expense was related to the note payable for the purchase of Nevada Eagle Resources during fiscal 2008.

Three months ended June 30, 2009 compared to three months ended June 30, 2008

For the three months ended June 30, 2009, we had a net loss of $395,716 or $0.01 per share compared to a net loss of $1,438,906 or $0.02 per share in the same period in the prior year. Cash spending on all areas of our operations decreased as a result of our efforts to conserve cash.

Exploration expenses during the quarter ended June 30, 2009 were $277,453 or 63% of our total expenses compared to $686,668 or 47% of total expenses in the prior year. Most of the exploration costs recognized in the current quarter were for completing all ongoing property lease payments and costs for the pre-feasibility study being performed by Telesto Nevada Inc. No exploration drilling was completed during the quarter ended June 30, 2009 nor in the prior year’s comparable quarter.

Management salaries and consulting fees in the quarter ended June 30, 2009 were $95,764, compared to $328,026 incurred in the quarter ended June 30, 2008. Total non-cash compensation expense due to the recognition of costs related to stock options, was $49,364 in the quarter ended June 30, 2009 compared to the prior year’s fiscal first quarter of $103,051. Management salaries and consulting fees during the quarter decreased due to the reduction in the number of staff to one full-time and two part-time employees, and the majority of all consulting contracts being cancelled. General and administrative costs decreased to $56,342 compared to $149,072 the prior year’s quarter as a result of our efforts to reduce spending. These efforts included subleasing or releasing excess office space in Reno and Vancouver. Legal and audit fees for the period were $23,107, a decrease from the prior year’s quarter of $89,090. These costs decreased due to reduced activity. Travel and accommodation costs during the quarter ended June 30, 2009 were $4,914, compared to $27,935 expended on travel in the prior year’s comparable quarter. The decrease in travel and entertainment cost is due to a significant reduction of travel during the quarter.

Interest income earned on cash deposits was $114 for the quarter ended June 30, 2009, compared to $16,042 in the prior year quarter and the decrease was due to reduced cash balances held on average through the current quarter versus the prior year’s comparable quarter and the lower interest rates received on deposits during the current year’s first fiscal quarter. Interest expense on the 5% note payable incurred to purchase Nevada Eagle Resources totaled $135,843 of which $75,512 was non-cash accreted interest.

We hold certain securities for trading. We receive these securities as partial payment of lease obligations for Nevada Eagle exploration properties. When we receive these shares, they have trading restrictions and we cannot sell them for approximately four to six months from the date of receipt. During the quarter ended June 30, 2009, we sold a number of these securities and received $9,951 in proceeds and recorded a realized loss of $13,484. This realized loss was partially offset by unrealized losses recorded in prior reporting periods as we reduced the carrying value of the securities to their quoted market value.

Liquidity and Capital Resources

Our principal source of liquidity is cash that is raised by way of sale of common stock from treasury and other equity securities. Our secondary source of liquidity is cash received through lease payments and sales of exploration properties, and the sale of shares received as lease payments on exploration properties.

Conservation Activities

Effective November 2008, our CEO, VP Business Development went to a part time basis, and we terminated the CFO, VP Exploration, administrative assistant and Field Supervisor for the Borealis property. The CFO and VP Exploration have entered into consulting agreements with us.

Convertible Debt

On July 4, 2007, we entered into a membership interest purchase agreement with the Baughmans, as sellers, and Nevada Eagle, under which we agreed to purchase all of the outstanding limited liability company interests of Nevada Eagle. Upon closing of the membership interest purchase agreement on August 21, 2007, we acquired Nevada Eagle from the sellers for the following consideration:

(a)	2,500,000 in cash;

(b)	four million five hundred thousand (4,500,000) shares of our common stock; and

(c)	a 5% convertible note in the principal amount of $5,000,000.

The convertible note, due March 30, 2010, bears interest at the annual rate of 5% and is convertible at the option of the holder into common shares at an initial conversion price of $1.00 per share during first the twelve month period following the closing date, $1.25 per share during the second twelve month period following the closing date, $1.50 per share thereafter and $1.75 per share if converted on March 30, 2010. The interest payments are due on a semi-annual basis beginning on January 1, 2008 and due each January 1 and June 1. In addition to the purchase consideration, the sellers were entitled to all revenues of Nevada Eagle (payable in cash, stock, or other consideration) calculated to be received and received on the assets and properties of Nevada Eagle during calendar year 2007.

Effective August 5, 2008, we entered into an option agreement with the Baughmans to amend the $5 million face value note payable to them at a cost of $35,000. The option period is twelve months and extendable for another six months for an additional $35,000. At the time the option is exercised, the note payable will be reduced by $2.5 million by a payment of $500,000 in cash and 4,000,000 common shares. Upon exercise of the option, the conversion rate of the remaining $2.5 million note payable would be amended to $0.70 per common share until March 30, 2009, $0.80 per common share until March 30, 2010, and the maturity date would be extended from March 30, 2010 to March 30, 2012 and secured by certain exploration properties. We may exercise the option if the royalty on the Borealis property has been fixed at 5% or lower, and there is an arrangement to merge the Company or the financing of a mine on the Borealis property has been completed.

On November 10, 2008, we amended our 5% convertible note and ongoing cash interest payments will be $73,288 and $51,713 each January 1 and June 1, respectively, or one half of their previous amounts. The unpaid interest will be added to the principal balance of the note, compound monthly at 5% and become due and payable at the due date of the note, March 30, 2010.

We will need to complete additional financing prior to the maturity of this note to fully pay off the principal owing. Currently the note is a general obligation of Gryphon Gold and is unsecured. In the event a financing is not completed prior to the due date of the convertible note we will take steps to renegotiate the terms of the note

Borealis Lease

We anticipate continuing to take all steps necessary to preserve our rights to the Borealis property under the existing terms of the property lease. We also intend to work with the USFS to maintain our permits under the Plan of Operations. These steps are intended to preserve the existing value of the Borealis property for our shareholders. We are undertaking development activity through the completion of a pre-feasibility study by Telesto of Nevada. The study is being completed by Telesto on an at risk, deferred fee basis, which will be payable upon a completion of a possible future financing.

Nevada Eagle Leases

We intend to continue to lease and joint venture out the exploration properties held by Nevada Eagle Resources. The leased properties provide a cash and liquidity for us, and therefore we intend to continue to actively manage the portfolio of leases. Certain of these properties may be sold outright and during the year ended March 31, 2009 we sold three unleased mineral properties held by Nevada Eagle Resources. Two of these properties were sold for a cash payment of $50,000 each and the third property for 3,000,000 shares, which at the time of sale were valued at $72,098.

Borealis Mine

In the event we make the decision to construct and operate a gold heap leach mine on the Borealis property, we will need to raise capital and will consider debt, equity or forms of joint venture to raise the required capital. We cannot make any assurance that financing will be available to us on acceptable terms or at all.

Capital Resources

At March 31, 2009, we had working capital of negative $4,281,691, and excluding our note payable, positive working capital of $500,594 with an average cash expenditure rate of $72,000 per month in a typical month based on the 1 full time and 2 part time employees we have. This level of activity is subject to change based upon future events. Current assets consisted of $799,517 in cash, $80,015 in securities held for trading, $23,943 in accounts receivable and $48,278 in prepaid expenses. We had $451,159 in accounts payable and accrued liabilities at March 31, 2009 and a note payable of $4,782,285.

At June 30, 2009, we had working capital of negative $4,646,571, and excluding our note payable, positive working capital of $261,141 with an average cash expenditure rate of $72,000 per month in a typical month based on our current level of business activity. This level of activity is subject to change based upon future events. Current assets consisted of $627,815 in cash, $129,427 in securities held for trading, $3,886 in accounts receivable, and $10,250 in the note receivable and $26,675 in prepaid expenses. We had $535,932 in accounts payable and accrued liabilities at June 30, 1009, a note payable of $4,907,712, and $980 in a reclass of warrants to liability under EITF 07-5.

During 2008 and early 2009 there was severe deterioration in global credit and equity markets. This has resulted in the need for government intervention in major banks, financial institutions and insurers and has also resulted in greater volatility in the equity markets, increased credit losses and tighter credit conditions. These disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations. Our access to additional capital may not be available on terms acceptable to us or at all.

As we expect our reliance on equity financings to continue into the future, these current market conditions could make it difficult or impossible for us to raise necessary funds to meet our capital requirements. If we are unable to obtain financing through equity investments, we will seek multiple solutions including, but not limited to, credit facilities or debenture issuances.

Our market value and the market values for companies similar to us have declined considerably over the past twelve months due the market conditions as discussed above. To preserve as much cash as possible and to ensure liquidity for the longest period possible, we have taken steps to reduce our rate of cash expenditure. These steps included reducing the number of personnel to three at reduced compensation rates, terminating other employees and temporarily suspending development work on the Borealis property, including engineering work. We have also reduced discretionary spending, including sub-leasing our Vancouver, British Columbia office and reducing the size of our rented office in Reno.

We recognize that additional resources are required to enable us continue operations. We intend to raise additional funds through debt and/or equity financing, selling certain exploration properties, and continue leasing exploration properties held by Nevada Eagle Resources or through other means that we deem necessary. However, no assurance can be given that we will be successful in raising additional capital. Further, even if we raise additional capital, there can be no assurance that we will achieve profitability or positive cash flow. If we are unable to raise additional capital and expected significant revenues do not result in positive cash flow, we will not be able to meet its obligations and may have to suspend or cease operations.

Our current working capital is $261,141, excluding the note payable of $4,907,712 due on March 30, 2010, with an average cash expenditure rate of $72,000 per month in a typical month based on the current number of employees we have. We do not have sufficient working capital for the next twelve months. We will attempt to raise capital in one or more financings, which may include equity offerings, joint ventures, sales of exploration properties or other asset sales. This expenditure rate is subject to change based upon future events. The average burn rate does not include all anticipated costs, including annual claim maintenance fees, or the exercise of the option to fix the royalty rate on the Borealis property at 5% or the cost to exercise the option to reduce the balance of the note payable to the Baughman’s. The average burn rate does not include expected lease payments from third parties for Nevada Eagle properties.

During the year ended March 31, 2009, we used cash in operating activities of $3,522,805 which included our net loss during the year of $9,943,231 off-set by depreciation of $55,313, non-cash compensation of $521,665, non-cash interest expense of $350,151, unrealized gain of $22,471 on the valuation of marketable securities, realized loss on the sale of securities of $138,071, held for trading securities of $9,598, gain on disposal of equipment $1,722, a loss on disposal of mineral property of $302,276, impairment of $5,100,000 and changes in non-cash working capital of a $68,161 decrease in accounts receivable, a $175,684 decrease in accounts payable and a $94,264 decrease in prepaid expenses.

We generated cash from investing activities of $138,628 including $347,054 for expenditures on mineral properties, $45,198 on purchase of equipment, and we received $34,859 from our reclamation deposit, $386,700 in cash payments from the leasing of exploration properties, $8,568 from sale of equipment, $50,753 from sales of held for trading securities, and $50,000 from the sale of a mineral property. We used cash in financing activities of $12,700 for the year ended March 31, 2009 which included $3,454 in capital lease payments and $9,246 in share issue costs. Cash decreased during the period by $3,396,877 to $799,517 as at March 31, 2009.

During the quarter ended June 30, 2009, we used cash in operating activities of $289,590 which included our net loss during the quarter of $395,716 off-set by depreciation of $11,153, non-cash compensation of $49,364, non-cash interest expense of $125,427, unrealized gain of $72,846 and a $13,484 realized loss on the valuation of marketable securities, gain on disposal of equipment $18,928, a gain on sale of mineral property of $42,761, a change in the liability of options of warrants of $86,220 and changes in non-cash working capital of a $21,077 decrease in accounts receivable, a $84,773 increase in accounts payable and a $21,602 decrease in prepaid expenses.

We generated cash from investing activities of $117,888 including $55,100 in cash payments from the leasing of exploration properties, $1,571 from sale of equipment, $9,951 from the sale of securities, $2,000 from the payments on the note receivable, $50,000 from the sale of a mineral property and $734 in purchase of equipment. We did not use or receive any cash from financing activities in the quarter ended June 30, 2009. Cash decreased during the period by $171,702 to $627,815 as at June 30, 2009.

On August 22, 2008, we entered into a 12 month option agreement, at a cost of $250,000 plus $25,000 in legal and consulting costs, to amend the Borealis Property mining lease. If exercised, the net smelter return royalty rate will be fixed at 5%, versus the current uncapped variable rate. Payment upon exercise is $1,750,000 in cash, 7,726,250 common shares of the Company and a three year, $1,909,500 5% note payable. The option period can be extended for an additional six months for a payment of $125,000.

Updated share capital as of August 14, 2009:
Basic Common Stock Issued and Outstanding	62,069,565
Warrants, Options and other Convertible Securities	14,278,500
Fully Diluted Common Stock	76,348,065

On July 22, 2009, we extended and repriced 9,486,500 outstanding warrants to amend the exercise price to $0.18 through September 20, 2009 and to $0.40 from September 21, 2009 through December 31, 2009. We cannot assure you that any of these warrants will be exercised.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

We make advance royalty payments of $9,590 per month to certain lease holders while exploration is proceeding on the Borealis Property. In addition, to maintain its existing claims on the Borealis property, we make payments totaling approximately $101,000 annually. These payments are contingent upon us maintaining an interest in the property. Through Nevada Eagle, we also make claim payments of approximately $43,000 annually. The definitive amount depends on the exact number of claims and the number of unleased properties.

Under the terms of the acquisition agreement for Nevada Eagle Resources LLC, we have a note payable outstanding for $4,907,712 due March 10, 2010. Refer to the section ‘Liquidity and Capital Resources’ under this document for a full description of the acquisition and commitment.

As of June 30, 2009, we had the following non-cancelable contractual obligations:

		Payments Due by Period
	Total	Less than 1 Year			More than 5 Years
			2-3 Years	4-5 Years
Operating Lease Obligation (1)	220,922	51,696	106,248	62,978	-
Operating Lease Obligation (2)	9,000	9,000	-	-	-

(1) Obligation for the rental of office space in Vancouver, BC, 5-year term, terminating August 2013 and payments of approximately $5,010 per month for the first 3 years and $5,232 per month for the remaining two years.

The Vancouver office has been sub-leased commencing February 1, 2009 for 4 years and 7 months (remaining life on lease) for Cdn$4,000 per month. The subtenant has an option to terminate the lease on January 31, 2011; such option must be exercised during October, 2010. If the option to terminate Sublease Agreement is not executed by the Subtenant, then the agreement shall continue until the expiration date. $65,587, the difference between the required lease payments and the estimated future sub-lease receipts, has been accrued as a loss at year ended March 31, 2009.

(2)Obligation for rental of office space in Hawthorne, Nevada, one-year term, terminating April 30, 2010 and payments of $900 per month.

Certain information contained in this “Management Discussion and Analysis” constitutes forward looking information and actual results could differ from estimates, expectations or beliefs contained in such statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

The Company does not expect a representative of Ernst & Young LLP, the Company’s independent registered public accounting firm, to be present at the Special Meeting.

CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements at as March 31, 2009 and 2008 and for the years ended March 31, 2009 and 2008 and for the period from April 24, 2003 (inception) to March 31, 2009:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as at March 31, 2009 and 2008

Consolidated Statements of Operations for the years ended March 31, 2009 and 2008 and for the period from April 24, 2003 (inception) to March 31, 2009

Consolidated Statement of Stockholders Equity

Consolidated Statement of Cash Flows for the years ended March 31, 2009 and 2008 and for the period from April 24, 2003 (inception) to March 31, 2009

Notes to Consolidated Financial Statements

Unaudited Interim Consolidated Financial Statements as of June 30, 2009

Unaudited Consolidated Balance Sheet as of June 30, 2009 and Audited Consolidated Balance Sheet as of March 31, 2009

Unaudited Consolidated Statements of Operations for the three months ended June 30, 2009 and 2008

Unaudited Consolidated Statements of Stockholders’ Equity

Unaudited Consolidated Statements of Cash Flows for the three months ended June 30, 2009 and 2008

Notes to Unaudited Interim Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Gryphon Gold Corporation
(an exploration stage company)

We have audited the accompanying consolidated balance sheets of Gryphon Gold Corporation (an exploration stage company) as of March 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended March 31, 2009 and for the period from April 24, 2003 (inception) to March 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in allmaterial respects, the consolidated financial position of Gryphon Gold Corporation (an exploration stage company) as of March 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the years in the two year period ended March 31, 2009 and for the period from April 24, 2003 (inception) to March 31, 2009, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, the Company has suffered recurring operating losses, and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The March 31, 2009 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP
Vancouver, Canada,
June 19, 2009.	Chartered Accountants

Gryphon Gold Corporation
(an exploration stage company)

CONSOLIDATED BALANCE SHEETS
(Stated in US dollars)

	As at	As at
	March 31,	March 31,
	2009	2008
	$	$

ASSETS
Current
Cash	799,517	4,196,394
Held for trading securities	80,015	151,543
Accounts receivable	23,943	92,104
Prepaid expenses	48,278	142,540
Total Current Assets	951,753	4,582,581
Equipment [note 4]	117,967	142,511
Mineral properties [note 5]	6,687,831	12,209,864
Other assets [note 7]	160,777	257,844
	7,918,328	17,192,800
LIABILITIES AND STOCKHOLDERS EQUITY
Current
Accounts payable and accrued liabilities	451,159	626,843
Current portion of capital lease [note 8]	-	18,127
Convertible promissory note [note 9]	4,782,285	-
Total current liabilities	5,233,444	644,970
Convertible promissory note [note 9]	-	4,432,134
Commitments & contingencies [note 13]
Stockholders' equity
Common stock	61,957	61,735
Addition paid-in capital	38,397,746	37,885,549
Deficit accumulated during the exploration stage	(35,774,819)	(25,831,588)
Total stockholders' equity	2,684,884	12,115,696
	7,918,328	17,192,800

See accompanying notes

See Note 1 – Nature of Operations and Going Concern Uncertainty

On behalf of the Board:

/s/ John Key	/s/ Marvin Kaiser
Director	Director

Gryphon Gold Corporation
(an exploration stage company)

CONSOLIDATED STATEMENT OF OPERATIONS
(Stated in US dollars)

			Period from
	Year Ended	Year Ended	April 24, 2003
	March 31,	March 31,	(inception) to
	2009	2008	March 31, 2009
	$	$	$

Exploration [note 6]	1,473,628	3,845,525	15,247,260
Management salaries and consulting fees [note 11]	1,375,518	2,061,885	8,680,555
General and administrative	657,708	1,007,503	3,239,739
Legal and audit	229,034	492,308	1,681,829
Travel and accommodation	133,971	202,118	1,025,659
Depreciation & amortization	55,313	68,059	208,802
(Gain) or loss on disposal of equipment	(1,722)	6,552	24,552
Loss on disposal of mineral properties	302,276	-	302,276
Foreign exchange loss	28,843	12,336	23,366
Lease Revenue	(23,598)	-	(23,598)
Interest income	(33,116)	(203,970)	(739,447)
Interest expense	529,776	316,963	846,739
Impairment of carrying value of exploration properties [note 3]	5,100,000	-	5,100,000
Loss for the period before the undernoted items	(9,827,631)	(7,809,279)	(35,617,732)
Unrealized (gain) loss on securities	(22,471)	41,487	19,016
Realized loss on sale of securities	138,071	-	138,071
Net loss for the period	(9,943,231)	(7,850,766)	(35,774,819)
Basic and diluted loss per share	(0.16)	(0.13)
Basic and diluted weighted average number of common shares outstanding	61,781,770	61,709,403

See accompanying notes

See Note 1 – Nature of Operations and Going Concern Uncertainty

Gryphon Gold Corporation
(an exploration stage company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
(Stated in US dollars)

				Deficit
				accumulated
			Additional	during the
	Common stock		paid-in	exploration
	Shares	Amount	capital	stage	Total
	#	$	$	$	$

Balance, inception April 24, 2003
Shares issued:
For private placements	38,326,370	38,326	20,731,825	—	20,770,151
Share issue costs	—	—	(740,553)	—	(740,553)
Initial Public Offering (IPO)	6,900,000	6,900	5,029,597	—	5,036,497
Share issue costs (IPO)	—	—	(2,241,940)	—	(2,241,940)
Compensation component of shares issued	—	—	226,000	—	226,000
Fair value of agents’ warrants issued on private placements [note 10[b]]	—	—	168,137	—	168,137
Fair value of options granted to consultants [note 10[c]]	—	—	49,558	—	49,558
Fair value of underwriters’ compensation warrants on IPO [note 10[b]]	—	—	135,100	—	135,100
Fair value of options granted [note 10[c]]	—	—	1,314,961	—	1,314,961
Fair value of vested stock grants	108,000	108	151,138	—	151,246
Exercise of warrants	1,855,775	1,856	1,742,979	—	1,744,835
Exercise of options	107,500	108	83,066	—	83,174
Net loss since inception	—	—	—	(17,980,822)	(17,980,822)
Balance, March 31, 2007	47,297,645	47,298	26,649,868	(17,980,822)	8,716,344
Shares issued:
For private placements	9,486,500	9,487	7,346,431	—	7,355,918
Share issue costs	—	—	(523,288)	—	(523,288)
For mineral properties [note 3]	4,500,000	4,500	3,444,918	—	3,449,418
Fair value of agents’ warrants issued on private placements [note 10[b]]	—	—	54,490	—	54,490
Fair value of options granted [note 10[c]]	—	—	459,519	—	459,519
Fair value of vested stock grants [notes 10 [a] &[d]]	321,250	320	369,241	—	369,561
Exercise of warrants [note 10[b]]	130,000	130	84,370	—	84,500
Net loss for the period	—	—	—	(7,850,766)	(7,850,766)
Balance, March 31, 2008	61,735,395	61,735	37,885,549	(25,831,588)	12,115,696
Shares issued:
Shares issue cost	—	—	(9,246)	—	(9,246)
Fair value of options granted [note 10[c]]	—	—	500,028	—	500,028
Fair value of vested stock grants [notes 10 [a] &[d]]	221,670	222	21,415	—	21,637
Net loss for the period	—	—	—	(9,943,231)	(9,943,231)
Balance, March 31, 2009	61,957,065	61,957	38,397,746	(35,774,819)	2,684,884

See accompanying notes

See Note 1 – Nature of Operations and Going Concern Uncertainty

Gryphon Gold Corporation
(an exploration stage company)

CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in US dollars)

			Period from
			April 24, 2003
	Year Ended	Year Ended	(inception) to
	March 31,	March 31,	March 31,
	2009	2008	2009
	$	$	$
OPERATING ACTIVITIES
Net loss for the period	(9,943,231)	(7,850,766)	(35,774,819)
Items not involving cash:
Depreciation	55,313	68,059	208,802
(Gain) loss on disposal of equipment	(1,722)	6,552	24,552
Fair value of options, warrants and other non-cash compensation	521,665	829,080	3,170,885
Non-cash interest expense [note 9]	350,151	159,775	509,926
Loss on securities	138,071	-	138,071
Unrealized (gain) loss on sale of securities	(22,471)	41,487	19,016
Held for trading securities included in lease revenue	(9,598)	-	(9,598)
Impairment of carrying value of exploration properties [note 3]	5,100,000	-	5,100,000
Loss on disposal of mineral properties	302,276	-	302,776
Changes in non-cash working capital items:
Accounts receivable	68,161	(26,621)	(23,943)
Accounts payable and accrued liabilities	(175,684)	(159,722)	451,159
Prepaid expenses	94,264	(13,475)	(48,276)
Cash used in operating activities	(3,522,805)	(6,945,631)	(25,931,949)
INVESTING ACTIVITIES
Reclamation deposit	34,859	(60,877)	(160,777)
Purchase of equipment	(45,198)	(57,374)	(296,840)
Nevada Eagle acquisition and related non-compete agreement [note 3]	-	(3,068,340)	(3,068,340)
Mineral property expenditures [note 5]	(347,054)	(9,119)	(2,250,544)
Mineral property lease payments received	386,700	245,805	606,505
Proceeds from sale of mineral properties	50,000	-	50,000
Proceeds from sales of held for trading securities	50,753	-	50,753
Proceeds from sale of equipment	8,568	2,314	14,832
Cash provided by (used in) investing activities	138,628	(2,947,591)	(5,054,411)
FINANCING ACTIVITIES
Capital lease principal payments	(3,454)	(32,158)	(53,523)
Cash received for shares	-	7,440,418	34,607,555
Share issue costs	(9,246)	(468,798)	(3,157,280)
Subscription receivables collected	-	-	389,125
Cash provided by (used in) financing activities	(12,700)	6,939,462	31,785,877
Increase (decrease) in cash during the period	(3,396,877)	(2,953,760)	799,517
Cash, beginning of period	4,196,394	7,150,154	-
Cash, end of period	799,517	4,196,394	799,517

See accompanying notes

See Note 1 – Nature of Operations and Going Concern Uncertainty

1. NATURE OF OPERATIONS AND GOING CONCERN UNCERTAINTY

Gryphon Gold Corporation was incorporated in the State of Nevada in 2003 and wholly owns its subsidiaries, Borealis Mining Company, Gryphon Nevada Eagle Holding Company and Nevada Eagle Resources LLC (collectively, “the Company”). The Company is an exploration stage company in the process of exploring its mineral properties, and has not yet determined whether these properties contain reserves that are economically recoverable.

The Company’s current liabilities significantly exceed its current assets. In addition, the recoverability of amounts shown for mineral property interests in the Company’s consolidated balance sheets are dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the development of its properties, the receipt of necessary permitting and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable. As a result, the Company’s ability to continue as a going concern is in substantial doubt.

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management intends to raise additional funds through debt and/or equity financing or through other means that it deems necessary, such as the sale of certain mineral properties. However, no assurance can be given that the Company will be successful in raising additional capital. Further, even if the company raises additional capital, there can be no assurance that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and possible future revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to suspend or cease operations.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of any contingent assets and liabilities as at the date of the consolidated financial statements as well as the reported amounts of expenses incurred during the period. Significant areas requiring the use of management estimates include the determination of potential impairments of asset values, the calculation of fair values of options and warrants, and rates for depreciation of equipment. Actual results could differ from those estimates.

Financial instruments

The Company’s financial instruments consist of current assets and current liabilities, the fair value of which approximate their carrying values due to their short-term nature. Financial risk is the risk arising from fluctuations in foreign currency exchange rates. The Company does not use any derivative or hedging instruments to reduce its exposure to fluctuations in foreign currency exchange rates or metal prices.

Revenue recognition

Mineral lease rentals or option payments are treated as reductions of the cost of the property as the payor is accumulating an interest in the mineral property; payments in excess of capitalized costs are recognized in income. Some agreements provide for payments in the form of stock and other equity instruments as well as cash payments. Stock and other equity instruments are recognized based on their fair market value at the time of receipt. Fluctuations incurred during the holding period are accounted for as gains or losses from held for trading securities. The leases provide for the receipt of royalty payments upon production of the property. Royalty payments will be recognized in the period in which production occurs. There are no properties in the production stage at this time.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d.)

Mineral property acquisition costs

The costs of acquiring mineral properties are capitalized and will be amortized over their estimated useful lives following the commencement of production or expensed if it is determined that the mineral property has no future economic value or the properties are sold or abandoned.

Cost includes cash consideration and the fair market value of shares issued on the acquisition of mineral properties. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at such time as the payments are made.

The recoverable amounts for mineral properties is dependent upon the existence of economically recoverable reserves; the acquisition and maintenance of appropriate permits, licenses and rights; the ability of the Company to obtain financing to complete the exploration and development of the properties; and upon future profitable production or alternatively upon the Company’s ability to recover its spent costs from the sale of its interests. The amounts recorded as mineral properties reflect actual costs incurred and are not intended to express present or future values.

The capitalized amounts may be written down if potential future cash flows, including potential sales proceeds, related to the property are estimated to be less than the carrying value of the property. Management of the Company reviews the carrying value of each mineral property interest quarterly, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of each property would be recorded to the extent the carrying value of the investment exceeds the estimated future net cash flows.

Exploration and development costs

Exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset category and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future, will be written off.

Foreign currency translation

The U.S. dollar is the functional currency of the Company. Transactions involving foreign currencies for items included in operations are translated into U.S. dollars using the monthly average exchange rate; monetary assets and liabilities are translated at the exchange rate prevailing at the balance sheet date and all other balance sheet items are translated at the historical rates applicable to the transactions that comprise the amounts. Translation gains and losses are included in the determination of net income.

Equipment

Equipment is recorded at cost and is comprised of office furniture, trucks, computers and lab equipment. All equipment is being amortized on a straight line basis over 5 years.

Income taxes

Income taxes are accounted for using the liability method of tax allocation. Under this method deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment. In addition, deferred tax assets are recognized to the extent their realization is more likely than not.

Stock-based compensation

The Company accounts for its stock options in accordance with FAS 123(R) – Share Based Payments, and related interpretations in accounting for stock-based compensation awards to employees, directors and non-employees. In accordance with FAS 123(R) –Share Based Payments, the Company recognizes stock-based compensation expense based on the fair value of the stock options on the date of grant. The fair value of the stock options at the date of grant is amortized over the vesting period, with the offsetting credit to additional paid in capital. If the stock options are exercised, the proceeds are credited to share capital.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d.)

Loss per share

Loss per common share is determined based on the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted earnings per share assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are applied to repurchase common shares at the average market price for the period. Also, outstanding convertible promissory notes are assumed to be converted into common stock at the then applicable rate. Stock options, warrants, and the convertible note are dilutive when the Company has income from continuing operations and when the average market price of the common shares during the period exceeds the exercise price of the options and warrants.

Asset retirement obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development or normal use of the assets with a corresponding increase in the carrying amount of the related long-lived asset. This amount is then depreciated over the estimated useful life of the asset. Over time, the liability is increased to reflect an interest element considered in its initial measurement at fair value. The amount of the liability will be subject to re-measurement at each reporting period.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 did not have a material effect on the Company’s financial statements.

The Company measures it’s held for trading securities at fair value in accordance with SFAS 157. SFAS 157 specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. These two types of inputs have created the following fair value hierarchy:

  Level 1 – Quoted prices for identical instruments in active markets;
  Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
  evel 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value. The fair value of the held for trading securities using the following inputs at March 31, 2009 is:

Fair Value Measurements at Reporting Date Using

Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Total	(Level 1)	(Level 2)	(Level 3)
$ 80,015	$80,015	$—	$—

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d.)

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for the Company’s fiscal year beginning April 1, 2008. Effective April 1, 2008, the Company adopted FAS 159, which did not have a material impact on the Company’s consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS 160 is effective for our fiscal year commencing April 1, 2009, including interim periods within that fiscal year. Earlier adoption is prohibited. The Company believes that SFAS 160 should not have a material impact on its financial position or results of operations.

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations, which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for the Company’s fiscal year beginning April 1, 2009 and is to be applied prospectively. SFAS 141R may have an impact on the Company’s consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of any acquisition the Company may consummate after the effective date.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“FAS 161”). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FAS 133, and how derivative instruments and related hedged items affect an entity’s operating results, financial position, and cash flows. FAS 161 is effective for fiscal years beginning after November 15, 2008. Early adoption is permitted. We are currently reviewing the provisions of FAS 161 and have not yet adopted the statement. However, as the provisions of FAS 161 are only related to disclosure of derivative and hedging activities, the Company does not believe the adoption of FAS 161 will have a material impact on its consolidated operating results, financial position, or cash flows.

On May 9, 2008, the FASB issued FASB Staff Position No. APB 14-1 (FSP APB 14-1), Accounting for Convertible Debt Instruments That May Be Settle in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. FSP APB 14-1 will be effective for us on April 1, 2009. Currently, we are assessing the impact upon adoption of FSP APB 14-1 on our results of operations or financial position.

In June 2008, the EITF reached consensus on Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. If the terms of an instrument, or embedded feature, are such that it is not considered to be indexed to the entity’s own stock, equity classification would be precluded and the instrument would not be within the scope of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company’s Own Stock . EITF 07-5 is effective for our fiscal year beginning April 1, 2009. Early adoption for an existing instrument is not permitted if an alternative accounting pronouncement was previously adopted. At this time, the Company is assessing the impact of adopting this standard on its consolidated financial statements.

3. NEVADA EAGLE RESOURCES LLC

On August 21, 2007 Gryphon Gold Corporation closed the acquisition of Nevada Eagle Resources LLC, a privately held Nevada limited liability company (“Nevada Eagle”), pursuant to a membership interest purchase agreement (the “Purchase Agreement”), dated July 4, 2007, by and between the Company, Gerald W. Baughman and Fabiola Baughman, as sellers (“Sellers”), and Nevada Eagle. Under the Purchase Agreement, the company acquired all of the outstanding limited liability company interests of Nevada Eagle from the Sellers (the “Acquisition”) for the following consideration, paid on August 21, 2007 (the “Closing Date”):

(a)	$2,500,000 in cash:

(b)	4,500,000 shares of common stock of the Company (the “Common Shares”) valued at $3,449,418; and

(c)	a 5% convertible note in the principal amount of $5,000,000 (the “Convertible Note”) with an issue date of August 21, 2007 and a fair value of $4,272,359 [note 9].

Consideration paid for acquisition of Nevada Eagle

Cash at closing	$2,500,000
Cash due diligence costs
and other expenses	568,340
3,068,340

Common shares	3,449,418
Convertible note and value
of conversion feature	4,272,359
$10,790,117
Allocation of Purchase Price

Mineral properties	10,719,209
Non-competition agreement	70,908
$10,790,117

Subsequent to the purchase of NER, the value for exploration properties has declined as evidenced by lower publically quoted stock values for gold exploration companies. As the decline in value is an indicator of impairment, an impairment test was performed for the quarter ended September 30, 2008. The Company also determined that undiscounted cash flows were not likely to recover the carrying values of the properties.

The original purchase price allocation for the acquisition of the NER properties was based on a valuation model. The model was driven by three parameters, 1- the value of an exploration property, 2- the value of an acre of exploration property, and 3 – the value of an identified mineral resource on the property. The value of each parameter was determined from recent similar acquisition transactions in the marketplace and the market values of a sample of publicly traded gold exploration companies.

To measure for impairment, the Company updated the valuation parameters that were utilized for the purchase price allocation. The updated parameters were input into the valuation model. It was determined that the Nevada Eagle exploration properties and the non-competition agreement (see note 7) were impaired by $5,044,883 and $55,117, respectively, for a total of $5,100,000 effective September 30, 2008.

On March 31, 2009 the same parameters were inputted into the valuation model and it was determined that the values had not changed since the September 30 2008 impairment; therefore, no impairment was recorded at year end.

4. EQUIPMENT

	March 31, 2009
		Accumulated
	Cost	Depreciation	Net Book Value
	$	$	$

Office and lab equipment	197,730	111,799	85,931
Trucks	64,097	32,061	32,036
Total	261,827	143,860	117,967

	March 31, 2008
		Accumulated
	Cost	Depreciation	Net Book Value
	$	$	$

Office and lab equipment	197,986	80,897	117,089
Trucks under capital lease	71,319	45,897	25,422
Total	269,305	126,794	142,511

5. MINERAL PROPERTIES

The Company initially entered into a property option agreement dated July 21, 2003 to acquire up to a 70% interest in the Borealis property in Nevada, USA from Golden Phoenix Minerals, Inc. for cash consideration of $125,000 and the obligation to make qualifying expenditures over several years. On January 28, 2005, the Company purchased outright the rights to a full 100% interest in the property for $1,400,000. A cash payment of $400,000 was made on closing. The Company paid the full outstanding consideration of $1,000,000, in four quarterly payments of $250,000 during the year ended March 31, 2006.

On August 22, 2008, the Company entered into a 12 month option agreement, at a cost of $250,000 and an additional $35,903 to cover legal costs, to amend the Borealis Property mining lease. If exercised, the net smelter return royalty rate will be fixed at 5%, versus the current uncapped variable rate. Payment upon exercise of the option is $1,750,000 in cash, 7,726,250 common shares of the Company and a three year, $1,909,500 5% note payable. The option period can be extended for an additional six months for a payment of $125,000.

Effective August 21, 2007, the Company purchased all the rights and interests of Nevada Eagle, as described in note 3. $10,719,209 of the purchase price was allocated to the value of the exploration properties acquired.

Total
$
Mineral property costs, March 31, 2006	1,898,207
Expenditures during the year	22,164
Mineral property costs, March 31, 2007	1,920,371
Nevada Eagle acquisition [note 3]	10,719,209
Lease payments received (cash)	(245,805)
Lease payments received (shares & warrants)	(193,030)
Expenditures during the period	9,119
Mineral property costs, March 31, 2008	12,209,864
Lease payments received (cash)	(386,700)
Lease payments received (shares)	(13,130)
Disposal of exploration properties	(424,374)
Expenditures during the period	61,151
Option to amend Borealis Property mining lease	285,903
Impairment of carrying value of exploration properties [note 3]	(5,044,883)
Mineral property cost, March 31, 2009	6,687,831

6. EXPLORATION

			Period from
			April 24, 2003
	Year Ended	Year Ended	(inception) to
	March 31, 2009	March 31, 2008	March 31, 2009
	$	$	$
NEVADA, USA
Borealis property
Exploration:
Drilling	426,273	2,111,442	7,131,653
Property maintenance	454,625	576,118	2,999,714
Geologic and assay	64,787	744,385	2,033,110
Project management	205,438	257,588	1,607,228
Engineering	288,004	82,445	1,113,789
Metallurgy	34,373	43,119	331,210
Subtotal Borealis property	1,473,500	3,815,097	15,216,704
Other exploration	128	30,428	30,556
Total exploration	1,473,628	3,845,525	15,247,260

7. OTHER ASSETS

	March 31,	March 31,
	2009	2008
	$	$
Reclamation bond & deposits	160,777	195,636
Non-compete agreement (net of accumulated amortization $8,700)	-	62,208
	160,777	257,844

On March 31, 2009 the Company had $133,600 (March 31, 2008 - $168,459) on deposit to support a performance bond with the United States Forest Service. The Company also has a deposit with the Bureau of Land Management (“BLM”) for $27,177 (March 31, 2008 - $27,177), which supports its potential future obligations for reclamation during the Company’s exploration activities within the BLM area. At March 31, 2009, the Company has recorded an estimated reclamation liability of $5,600 (March 31, 2008 – $5,600) representing future obligations related to its general property activities completed to March 31, 2009.

As part of the acquisition of Nevada Eagle, the primary interest holder entered into a non-compete agreement. The non-compete agreement was being amortized on a straight line basis over 5 years. At September 30, 2008, the value of the non-compete agreement was reduced to zero in conjunction with the recording of impairment in value of the Nevada Eagle exploration properties [note 3].

8. CAPITAL LEASE

The Company leased a truck that was accounted for as a capital lease, with the present value of the required lease payments recorded as a liability and an asset at inception and thereafter lease payments reduce the liability and result in interest expense and the asset is depreciated. The truck was returned to the leasing company at the end of the minimum term of the lease, during the quarter ended June 30, 2008, which extinguished any further required lease payments.

9. CONVERTIBLE PROMISSORY NOTE

	March	March
	31, 2009	31, 2008
	$	$

Convertible promissory note, with a face value of $5,000,000 due March 30,
2010, unsecured, bearing interest at 5%. Interest is payable each January 1st and	4,782,285	4,432,134
June 1st . Discount accretion for the period from August 21, 2007 (date of issue)
to March 31, 2009, totalled $436,638.

Gryphon Gold issued a Convertible Promissory Note to the former owner of Nevada Eagle with a face amount of $5,000,000, due March 30, 2010, bearing interest at 5% per annum, payable on January 1 and June 1 of each year. The note is convertible at the holder’s option into shares for the first 12 months after closing at a conversion price of $1 per common share; for the next 12 months at $1.25 per common share; for the period 24 months from closing to March 29, 2010 at $1.50 per common share and on March 30, 2010 at $1.75 per common share. The conversion rate is subject to certain anti-dilution adjustments and is subject to adjustment on payment of cash dividends by Gryphon Gold. Upon an event of default, which includes amongst other things a change in control of Gryphon Gold, the holder may demand repayment of the principal amount of the debenture or exercise the conversion feature for a fixed number of shares. After an event of default, the interest rate on the convertible debenture increases to 9%. The change in control event of default acceleration feature is considered an embedded derivative however its issue date fair value is not considered to be significant, nor is it considered to be significant at March 31, 2009. The conversion feature does not require bifurcation in the financial statements because it is not a beneficial conversion feature and a cash payment is not required if common shares issued at time of conversion are never successfully registered. The Convertible Promissory Note, including the conversion feature and change in control event of default acceleration feature embedded derivative, was recorded at its estimated issue date fair value of $4,272,359 at date of issue. Interest and discount accretion of $250,592 and $276,863, for the year ended March 31, 2009, has been recorded as interest expense in the audited consolidated income statement. The former owner of Nevada Eagle is also an employee of the Company [note 3].

Effective August 5, 2008, the Company entered into an option agreement with Gerald W. Baughman and Fabiola Baughman to amend the $5 million face value note payable to them at a cost of $35,000. The option period is twelve months and extendable for another six months for an additional $35,000. At the time the option is exercised, the note payable will be reduced by $2.5 million by a payment of $500,000 in cash and 4,000,000 common shares of the Company. Upon exercise of the option, the conversion rate of the remaining $2.5 million note payable would be amended to $0.70 per common share until March 30, 2009, $0.80 per common share until March 30, 2010, and the maturity date would be extended from March 30, 2010 to March 30, 2012 and secured by certain exploration properties. The Company may exercise the option if the royalty on the Borealis property has been fixed at 5% or lower, and there is an arrangement to merge the Company or the financing of a mine on the Borealis property has been completed.

On November 10, 2008, the 5% convertible promissory note was amended so that cash interest payments shall be $73,288 and $51,713 each January 1 and June 1, respectively, or one half of the previous amounts. The unpaid interest will be added to the principal balance of the note, compounded monthly at 5% and become due and payable at the due date of the note, March 30, 2010.

10. CAPITAL STOCK

[a]	Authorized capital stock consists of 150,000,000 common shares with a par value of $0.001 per share and 15,000,000 preferred shares with a par value of $0.001 per share.

On July 10, 2008, the company issued 180,000 common shares to directors. The issuance was the last vesting of restricted stock grants dated January 10, 2007.

On May 9, 2008, the company issued 41,670 common shares to a director (whom retired April 8, 2008). The issuance was provided under a transition agreement, which allowed 2,778 restricted stock units to vest monthly commencing January 2007 and until such time as this individual retired from the board of directors. See also note 10[d].

10. CAPITAL STOCK (cont’d)

[b]	Warrants:

The following table contains information with respect to all warrants:

	Number of Warrants	Fair Value of Warrants
	#	$

Warrants outstanding, March 31, 2004	—	—
Issued for:
Private placements	3,407,981	—
Agents’ compensation	141,008	45,100
Exercised	—	—
Warrants outstanding, March 31, 2005	3,548,989	45,100
Issued for:
Private placements	3,015,204	—
Agents’ compensation on private placement	130,000	35,100
Initial Public Offering (IPO) – Series A	6,900,000	—
Underwriters’ compensation on IPO	690,000	135,100
Private placements – Series B	2,737,500	—
Agents’ compensation on private placement – Series C	280,500	76,540
Exercised	(197,500)	—
Warrants outstanding, March 31, 2006	17,104,693	291,840
Issued for:
Private placements – Series D	64,500	—
Private placements – Series E	5,000,000	—
Agents’ compensation on private placement – Series F	85,050	11,397
Exercised	(1,658,275)	—
Expired	(15,175,410)	—
Warrants outstanding, March 31, 2007	5,420,558	303,237
Issued for:
Private placements – Series G	5,000,000	—
Private placements – Series I	4,486,500	—
Agents’ compensation on private placement – Series H	265,050	44,040
Agents’ compensation on private placement – Series J	89,530	10,450
Exercised	(130,000)	—
Expired	(290,558)	—
Forfeited	(14,000)	—
Warrants outstanding, March 31, 2008	14,827,080	357,727
Expired	(5,340,580)	—
Warrants outstanding, March 31, 2009	9,486,500	357,727

The following table summarizes information about warrants outstanding and exercisable as at March 31, 2009:

10. CAPITAL STOCK (cont’d)

Warrants Outstanding and Exercisable

	Average Remaining Life
Warrants	Years	Exercise Price	Expiry date
#	#
5,000,000	0.3	Cdn$1.25	August 3, 2009
3,254,000	0.7	Cdn$1.25	November 22, 2009
1,050,000	0.7	Cdn$1.25	November 27, 2009
182,500	0.7	Cdn$1.25	December 14, 2009
9,486,500	0.7	$0.99*
** Based on the March 31, 2009 exchange rate of Cdn$1 equals US$0.7928.

The fair value of agents’ and underwriters’ warrants issued during 2008, 2007 and 2006 has been estimated using the Black-Scholes Option Pricing Model based on the following assumptions: a risk-free interest rate of 3.38% to 5.21% as of the date of transaction; expected life of 1 to 3 years depending on their terms; an expected volatility of 51% to 70% (based on the average volatility of companies in the industry at date of issuance for period equivalent to the expected life); and no expectation for the payment of dividends.

[c]	Stock options:

On April 8, 2008 directors, officers, a consultant and an employee were granted 500,000 options. 25% of these options vested June 30, 2008 while the remaining will vest over the next three quarters and are exercisable for 5 years at a price of Cdn$0.41 per share.

On July 2, 2008, an investor relations firm was granted 250,000 stock options. The options vest over one year and are exercisable at a price of Cdn$0.40 for a term of two years.

On July 7, 2008, several directors, officers and one consultant cancelled 2,627,500 options.

On July 8, 2008, four employees and one consultant were granted 385,000 options. These options vest over one year and are exercisable at a price of Cdn$0.38 for a term of five years.

10. CAPITAL STOCK (cont’d)

On July 21, 2008, a director was granted 200,000 options. These options vest over one year and are exercisable at a price of Cdn$0.38 for a term of five years.

On August 1, 2008, 750,000 stock options were granted to three executive officers. 550,000 of these options vest over the next two years, while the remaining 200,000 vest in the next six months. The options are exercisable at a price of Cdn$0.41 for a term of five years.

On August 5, 2008, 3 employees and one consultant cancelled 940,000 options.

On September 16, 2008, 550,000 options were granted to two directors and a consultant. 400,000 options vest at date of grant and 150,000 vest in the next nine months. The option are exercisable at a price of Cdn$0.28 for a term of five years.

On September 18, 2008, 150,000 options were granted to a consultant which vested immediately, and have a term of five years and an exercise price of Cdn$0.26 per share.

On November 18, 2008, 150,000 options were granted to a director of which 37,500 vested immediately and the remaining 112,500 will vest in the next 8 months, and have a term of five years and an exercise price of Cdn$0.07 per share.

On November 20, 2008, 275,000 options were granted to a consultant which vested immediately and have a term of five years and an exercise price of Cdn$0.07.

On March 15, 2009, two consultants cancelled 525,000 options.

During the year ended March 31, 2009, 895,000 options were forfeited by employees, directors, and consultants.

On November 24, 2008, 250,000 options were granted to a consultant which vested immediately and have a term of five years and an exercise price of Cdn$0.26.

On March 3, 2009, 100,000 options were granted to a consultant which vested immediately and have a term of five years and an exercise price of Cdn$0.28 .

The Company recognizes stock-based compensation expense over the requisite service period of the individual grants, which generally equals the vesting period. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company’s total employees are relatively few in number and turnover is low, therefore the Company currently estimates forfeitures to be 15%. Estimate of forfeitures is reviewed on a quarterly basis. Stock-based compensation is expensed on a straight-line basis over the requisite service period.

The Company recorded total stock-based compensation expense related to stock options and restricted stock units as follows:

	Year Ended	Year Ended
	March 31, 2009	March 31, 2008
	$	$
Management salaries, exploration expense & consulting fees	521,665	829,080

Stock option activity

The following table summarizes the Company’s stock option activity for the year ended March 31, 2009:

	Number of	Weighted Average
	Stock Options	exercise price
Outstanding, April 1, 2008	6,069,500	$0.81
Granted	3,560,000	$0.26
Exercised	-	-
Cancelled(1)	(4,092,500)	$0.78
Forfeited	(895,000)	$0.28
Total outstanding at March 31, 2009	4,642,000	$0.49
Vested and exercisable at March 31, 2009	3,858,250	$0.53

(1) The unamortized grant date fair value of unvested options was fully expensed immediately.
* Based on the March 31, 2009 exchange rate of Cdn$1 equals US$0.7928.

10. CAPITAL STOCK (cont’d)

The following table summarizes information about stock options outstanding as at March 31, 2009:

Stock Options Outstanding and Exercisable
			Average Remaining
Stock Options	Average Remaining	Stock Options	Life	Exercise price
Outstanding	Life	Exercisable	of Exercisable
	(Years)		(Years)
825,000	1.0	825,000	1.0	$0.75
95,000	1.6	95,000	1.6	Cdn$0.85
20,000	2.0	20,000	2.0	Cdn$1.37
395,000	2.0	395,000	2.0	Cdn$1.37
20,000	2.0	20,000	2.0	Cdn$1.37
30,000	2.2	30,000	2.2	Cdn$1.60
50,000	2.3	50,000	2.3	Cdn$1.29
50,000	2.6	50,000	2.6	Cdn$1.34
90,000	2.8	90,000	2.8	Cdn$0.81
20,000	2.8	20,000	2.8	Cdn$0.88
125,000	2.9	125,000	2.9	Cdn$0.80
20,000	3.1	20,000	3.1	Cdn$0.95
85,000	3.5	63,750	3.5	Cdn$0.90
47,000	3.5	47,000	3.5	Cdn$0.88
150,000	3.9	75,000	3.9	Cdn$0.62
20,000	4.0	20,000	4.0	Cdn$0.43
300,000	4.0	300,000	4.0	Cdn$0.41
62,500	4.3	62,500	4.3	Cdn$0.40
362,500	4.3	187,500	4.3	Cdn$0.38
750,000	4.3	337,500	4.3	Cdn$0.41
200,000	4.5	175,000	4.5	Cdn$0.28
150,000	4.5	150,000	4.5	Cdn$0.26
150,000	4.6	75,000	4.6	Cdn$0.07
275,000	4.6	275,000	4.6	Cdn$0.07
250,000	4.7	250,000	4.7	Cdn$0.26
100,000	4.9	100,000	4.9	Cdn$0.28
4,642,000		3,858,250

10. CAPITAL STOCK (cont’d)

Valuation assumptions

Compensation expense recorded in the financial statements has been estimated using the Black-Scholes option pricing model. The weighted average assumptions used in the pricing model include:

	2009	2008

Dividend yield	0%	0%
Expected volatility	51% - 80%	49% - 55%
Risk free interest rate	1.31% - 2.06%	1.79% - 4.63%
Expected lives	3 years	3 years

The risk-free interest rate is determined based on the rate at the time of grant for US government zero-coupon bonds for a 3 year term, which is a term equal to the estimated life of the option. Dividend yield is based on the stock option’s exercise price and expected annual dividend rate at the time of grant. Volatility is derived by measuring the average share price fluctuation of three publicly listed companies that operate in the same industry. The period of historical volatility is the same period as the expected life of the option being 3 years.

The Black-Scholes option-pricing model used by the Company to calculate option values was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. Options pricing models require the input of highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Changes in these assumptions can materially affect the fair value estimate and therefore it is management’s view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company’s equity instruments.

The weighted-average fair value of options granted during the year ended March 31, 2009 was $0.11 [2008 -$0.77; 2007 - $1.20; 2006 - $0.83] . Options granted under the Company Option Plan are not available to be granted again under the Company Option Plan upon exercise.

[d]	Restricted stock units (“RSU’s”):

The RSU stock grant entitles the recipient to receive shares of common stock of the Company upon vesting. The RSU grants can vest immediately or over a period for up to five years.

On July 10, 2008, 180,000 RSU’s vested for four directors.

On September 5, 2007, the Company entered into a Transition Agreement with an employee and director (see note 13c). Among other things, the agreement provided a grant of 112,500 RSU’s that vest over two years; 18,750 RSU’s that were to vest in January 2008 were forfeited; a grant of 50,000 RSU’s was forfeited and replaced with a new RSU agreement that provides 2,778 units for each full month of service (subject to a maximum of 50,000 RSU’s) completed as a member of the Board of Directors beginning January 1, 2007 and vest upon resignation from the Board of Directors. Effective April 8, 2008, the individual resigned from the Board and 41,670 RSU’s vested.

The Company recognizes stock-based compensation expense based on the grant date fair value of the award on a straight-line basis over the requisite service period of the individual grants, which generally equals the vesting period. The grant date fair value of the RSU is calculated using the closing price of the Company’s common stock on the date of the grant.

The following table summarizes information about RSU’s outstanding as at March 31, 2009:

	RSU’s	RSU’s	RSU’s	RSU’s	Weighted
	Granted	Vested	Forfeited	Outstanding	Average Fair
					Value at Grant
					Date
Outstanding at April 1, 2006	—	—	—	—	—
Issued April 18, 2006	8,000	8,000	—	—	Cdn$1.63
Issued December 12, 2006	29,000	15,000	14,000	—	Cdn$0.84
Issued January 10, 2007	607,500	488,750	118,750	—	Cdn$0.82
Issued May 1, 2007	10,000	—	10,000	—	—
Issued September 6, 2007	154,170	41,670	—	112,500	Cdn$0.77
Outstanding at March 31, 2009	808,670	553,420	142,750	112,500	$0.61*

* Based on the March 31, 2009 exchange rate of Cdn$1 equals US$0.7928.

11. RELATED PARTY TRANSACTIONS

All transactions with related parties have occurred in the normal course of operations and are measured at their exchange amount as determined by management. All material transactions and balances with related parties not disclosed elsewhere are described below.

On March 20, 2008, the Company entered into a consulting agreement with a director, former employee and shareholder for certain financial services. The individual was paid $31,500 during the quarter ended June 30, 2008. Effective September 1, 2008, the terms of the financial services agreement were amended and the individual was paid $32,250 during the quarter ended September 30, 2008. During the quarter ended December 31, 2008 the consulting agreement was terminated and the individual was paid $30,259.

In November 2008, the Company entered into two Consulting Agreements with two former employees for certain financial services and geological consulting services. During the year ended March 31, 2009 the consultants were paid $4,841 and $14,225 respectively.

12. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax balances are as follows:

	2009	2008
	$	$

Deferred tax assets
Net operating loss carryforwards	5,799,761	4,430,697
Mineral property basis	1,954,798	718,047
Permitting & feasibility costs	1,067,055	368,917
Exploration costs	2,555,287	2,708,164
Stock compensation	916,471	747,626
Reclamation costs	1,965	1,963
Equipment	8,009	11,482
Non-compete agreement	22,258	2,083
Donations	671	263
Unrealized foreign exchange loss	5,949	8,668
Certain unpaid accrued liabilities	52,485	15,352
Unrealized losses on marketable securities	6,802	14,541
Accrued sub-lease loss	23,017	—
Capital losses	48,696	—
Total deferred tax assets	12,463,224	9,027,083
Valuation allowance	(12,463,224)	(9,027,803)
Net deferred tax assets	—	—
Deferred tax liabilities
Equipment	—	—
Prepaid expenses	—	—
Total deferred tax liabilities	—	—

The potential income tax benefits relating to the deferred tax assets have not been recognized in the consolidated financial statements as their realization did not meet the requirements of “more likely than not” under the liability method of tax allocation. Accordingly, no deferred tax assets have been recognized as at March 31, 2009 and 2008.

The reconciliation of income taxes attributable to continuing operations computed at the statutory income tax rate of 35.09% [2008 - 37.06%] is as follows:

	2009	2008
	$	$

Tax at statutory tax rates	(3,489,080)	(2,747,068)
State taxes, net of federal benefit	(9,247)	(3,891)
Non-deductible items	118,215	28,803
Change in valuation allowance	3,476,821	2,370,822
State tax rate adjustment	(7,679)	187,210
State minimum income taxes	900	—
Other	(89,030)	164,124
	900	—

At March 31, 2009 the Company has non-capital losses of approximately $16.5 million [2008 - $12.7 million] in the United States available for future deduction from taxable income and which expire prior to 2026. The Company has not recognized as an asset any of these potential deductions as it cannot be considered more likely than not that they will be utilized.

13. COMMITMENTS & CONTINGENCIES

[a] A portion of the Borealis Property is subject to a mining lease. The Company is required to make monthly lease payments of $9,590, adjusted annually based on the Consumer Price Index, for the duration of the lease term. In addition, production of precious metals from the Borealis Property will be subject to the payment of a royalty under the terms of the mining lease. The mining lease automatically renews annually beginning in 2009, so long as mining related activity, including exploration drilling, continues on the Borealis Property. The Company has the option to terminate the mining lease at any time prior to expiry in 2009.

[b] The Company rents office space in Vancouver, BC for a 5 year term, commencing September 2008, and office space in Hawthorne, Nevada for a one year term. The following are the remaining rental lease commitments in relation to the office lease:

$
2010	48,767
2011	47,667
2012	49,774
2013	49,774
2014	20,739

The Vancouver office has been sub-leased effective Feb 1, 2009 for 4 years and 7 months (the remaining life on lease) for Cdn$4,000 per month. The subtenant has an option to terminate the lease on January 31, 2011; such option must be exercised during October, 2010. If the option to terminate Sublease Agreement is not executed by the Subtenant, then the agreement shall continue until the expiration date. $65,587, the difference between the required lease payments and the estimated future sub-lease receipts, has been accrued as a loss at year ended March 31, 2009.

[c] In September 2007, the Company entered into a Transition Agreement with an individual under which, the individual will cease to be an employee and will continue as a director of the Company. The individual was granted 112,500 Restricted Stock Units that will vest at 37,500 each on April 1, 2009, July 1, 2009 and October 1, 2009. The agreement provides for certain incidental expenses for 18 months beginning October 2007. The Company recorded a charge to management salaries and consulting fees of $322,464 during the quarter ended September 30, 2007.

[d] In August 2008, the Company entered into a Transition Agreement with an individual under which the individual ceased to be an employee effective August 31, 2008 and ceased to be a director of the Company September 4, 2008. The individual will receive monthly payments of Cdn$12,500 and certain incidental expenses for 12 months beginning September 2008. The Company recorded a charge to expense of $162,809 during the quarter ended September 30, 2008 to accrue the cost of the agreement. On December 12, 2008 the individual and the Company terminated the Transition Agreement eliminating the nine Cdn$12,500 future monthly payments and entered into a consulting agreement which included a Cdn$50,000 payment made on January 1, 2009.

[e] The Company’s market value and the market values for companies similar to the Company have declined considerably over the past twelve months. To preserve as much cash as possible and to ensure liquidity for the longest period possible, the Company implemented steps to reduce the rate of cash expenditure. These steps included reducing the number of personnel to three at reduced compensation, terminating four full time employees, and temporarily suspending development work on the Borealis property, including engineering work. The Company also eliminated all discretionary spending. During the year ended March 31, 2009, the Company recorded $178,887 in total severance cost.

14. SUBSEQUENT EVENTS

On April 1, 2009, the Transition Agreement with an individual (note 13(c)) was amended to change the vesting period of the 112,500 Restricted Stock Units. The units which previously vested 37,500 each on April 1, 2009, July 1, 2009 and October 1, 2009 were amended to vest 112,500 on April 1, 2009.

Effective April 2, 2009, the Company sold its interest in the Blue Mountain property to Nevada Geothermal Power Company. The Company received a $50,000 cash payment and retained a royalty interest.

Gryphon Gold Corporation
(an exploration stage company)

CONSOLIDATED BALANCE SHEETS
(Stated in U.S. dollars)
(Unaudited)

	As at	As at
	June 30,	March 31,
	2009	2009
	$	$

ASSETS
Current
Cash	627,815	799,517
Held for trading securities	129,427	80,015
Accounts receivable	3,886	23,943
Current portion of note receivable [note 3]	10,250	-
Prepaid expenses	26,675	48,278
Total Current Assets	798,053	951,753
Equipment [note 5]	100,904	117,967
Mineral properties [note 4, 6 & 9]	6,339,590	6,401,929
Other assets [note 8]	446,679	446,679
Note receivable [note 3]	10,730	-
	7,695,956	7,918,328

LIABILITIES AND STOCKHOLDERS EQUITY
Current
Accounts payable and accrued liabilities	535,932	451,159
Canadian dollar warrants [note 2]	980	-
Convertible promissory note [note 9]	4,907,712	4,782,285
Total current liabilities	5,444,624	5,233,444

Commitments & contingencies [note 12]

Stockholders' equity
Common stock	62,070	61,957
Addition paid-in capital	35,471,666	38,397,746
Deficit accumulated during the exploration stage	(33,282,404)	(35,774,819)
Total stockholders' equity	2,251,332	2,684,884
	7,695,956	7,918,328

See accompanying notes

See Note 1 – Nature of Operations and Going Concern Uncertainty

Gryphon Gold Corporation
(an exploration stage company)

CONSOLIDATED STATEMENT OF OPERATIONS
(Stated in US dollars)
(Unaudited)

	Three months	Three months	Period from
	ended	ended	April 24, 2003
	June 30,	June 30,	(inception) to
	2009	2008	June 30, 2009
	$	$	$

Exploration [note 7]	277,453	686,668	15,524,713
Management salaries and consulting fees [note 10[c] & 11]	95,764	328,026	8,776,319
General and administrative	56,342	149,072	3,296,081
Legal and audit	23,107	89,090	1,704,936
Travel and accommodation	4,914	27,935	1,030,573
Depreciation & amortization	11,153	16,882	219,955
Loss (gain) on disposal of equipment	(18,928)	(820)	5,624
Loss (gain) on disposal of mineral properties	(42,761)	-	259,515
Foreign exchange (gain) loss	(1,475)	(5,513)	21,891
Change in liability of warrants	(86,220)	-	(2,974,351)
Lease revenue	-	-	(23,598)
Interest income	(114)	(16,042)	(739,561)
Interest expense	135,843	130,169	982,582
Impairment of carrying value of exploration properties [note 4]	-	-	5,100,000
Loss for the period before the undernoted items	455,078	1,405,467	33,184,679

Unrealized (gain) loss on securities	(72,846)	33,439	(53,830)
Realized loss on sale of securities	13,484	-	151,555
Net loss for the period	(395,716)	(1,438,906)	(33,282,404)
Basic and diluted loss per share	(0.01)	(0.02)
Basic and diluted weighted average number of common shares outstanding	62,070,815	61,759,206

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
(Stated in US dollars)
(Unaudited)

				Deficit
				accumulated
			Additional	during the
	Common stock		paid-in	exploration
	Shares	Amount	capital	stage	Total
	#	$	$	$	$

Balance, inception April 24, 2003
Shares issued:
For private placements	47,812,870	47,813	28,078,256	—	28,126,069
Share issue costs	—	—	(1,263,841)	—	(1,263,841)
For mineral properties	4,500,000	4,500	3,444,918	—	3,449,418
Initial Public Offering (IPO)	6,900,000	6,900	5,029,597	—	5,036,497
Share issue costs (IPO)	—	—	(2,241,940)	—	(2,241,940)
Compensation component of shares issued	—	—	226,000	—	226,000
Fair value of agents’ warrants issued on private placements [note 10[b]]	—	—	222,627	—	222,627
Fair value of options granted to consultants [note 10[c]]	—	—	49,558	—	49,558
Fair value of underwriters’ compensation warrants on IPO [note 10[b]]	—	—	135,100	—	135,100
Fair value of options granted [note 10[c]]	—	—	1,774,480	—	1,774,480
Fair value of vested stock grants	429,250	428	520,379	—	520,807
Exercise of warrants	1,985,775	1,986	1,827,349	—	1,829,335
Exercise of options	107,500	108	83,066	—	83,174
Net loss since inception	—	—	—	(25,831,588)	(25,831,588)
Balance, March 31, 2008	61,735,395	61,735	37,885,549	(25,831,588)	12,115,696
Shares issued:
Share issue costs	—	—	(9,246)	—	(9,246)
Fair value of options granted [note 10[c]]	—	—	500,028	—	500,028
Fair value of vested stock grants [notes 10 [a] &[d]]	221,670	222	21,415	—	21,637
Net loss for the period	—	—	—	(9,943,231)	(9,943,231)
Balance, March 31, 2009	61,957,065	61,957	38,397,746	(35,774,819)	2,684,884
Shares issued:
Shares issue cost	—	—	—	—	—
Fair value of options granted [note 10[c]]	—	—	49,250	—	49,250
Fair value of vested stock grants [notes 10 [a] &[d]]	112,500	113	—	—	113
Reclass of warrants to liability under EITF 07-5 [note 2]	—	—	(2,975,330)	2,888,131	(87,199)
Net loss for the period	—	—	—	(395,716)	(395,716)
Balance, June 30, 2009	62,069,565	62,070	35,471,666	(33,282,404)	2,251,332

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)

CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in US dollars)
(Unaudited)

	Three months	Three months	Period from
	ended	ended	April 24, 2003
	June 30,	June 30,	(inception) to
	2009	2008	June 30, 2009
	$	$	$
OPERATING ACTIVITIES
Net loss for the period	(395,716)	(1,438,906)	(33,282,404)
Items not involving cash:
Depreciation	11,153	16,882	219,955
(Gain) loss on disposal of equipment	(18,928)	(820)	5,624
Fair value of options, warrants and other non-cash compensation [note 10[a] and [d]]	49,364	103,051	3,220,249
Non-cash interest expense [note 9]	125,427	67,203	635,353
Loss on securities	13,484	-	151,555
Unrealized (gain) loss on sale of securities	(72,846)	33,439	(53,830)
Held for trading securities included in lease revenue	-	-	(9,598)
Impairment of carrying value of exploration properties [note 4]	-	-	5,100,000
Loss (gain) on disposal of mineral properties	(42,761)	`	259,515
Change in liability of options and warrants	(86,220)	-	(2,974,351)
Changes in non-cash working capital items:
Accounts receivable	21,077	(6,012)	(2,866)
Accounts payable and accrued liabilities	84,773	(335,709)	535,932
Prepaid expenses	21,603	30,111	(26,672)
Cash used in operating activities	(289,590)	(1,530,761)	(26,221,538)
INVESTING ACTIVITIES
Reclamation deposit	-	(13,801)	(160,777)
Purchase of equipment	(734)	(33,139)	(297,574)
Nevada Eagle acquisition and related non-compete agreement [note 4]	-	-	(3,068,340)
Mineral property expenditures [note 6]	-	(36,002)	(1,964,642)
Option payment to amend royalty	-	-	(285,902)
Mineral property lease payments received	55,100	68,000	661,605
Proceeds from sale of mineral properties	50,000	-	100,000
Proceeds from sales of held for trading securities	9,951	-	60,703
Proceeds from note receivable	2,000	-	2,000
Proceeds from sale of equipment	1,571	-	16,403
Cash provided by investing activities	117,888	(14,942)	(4,936,524)
FINANCING ACTIVITIES
Capital lease principal payments	-	(3,454)	(53,523)
Cash received for shares	-	-	34,607,555
Share issue costs	-	(9,246)	(3,157,280)
Subscription receivables collected	-	-	389,125
Cash provided by financing activities	-	(12,700)	31,785,877

Increase (decrease) in cash during the period	(171,702)	(1,558,403)	627,815
Cash, beginning of period	799,517	4,196,394	-
Cash, end of period	627,815	2,637,991	627,815

See accompanying notes

Gryphon Gold Corporation
(an exploration stage company)

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.

NATURE OF OPERATIONS AND GOING CONCERN UNCERTAINTY

Gryphon Gold Corporation was incorporated in the State of Nevada in 2003 and wholly owns its subsidiaries, Borealis Mining Company, Gryphon Nevada Eagle Holding Company and Nevada Eagle Resources LLC (collectively, “the Company”). The Company is an exploration stage company in the process of exploring its mineral properties, and has not yet determined whether these properties contain reserves that are economically recoverable.

The Company’s current liabilities significantly exceed its current assets. In addition, the recoverability of amounts shown for mineral property interests in the Company’s consolidated balance sheets are dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the development of its properties, the receipt of necessary permitting and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable. As a result, the Company’s ability to continue as a going concern is in substantial doubt.

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management intends to raise additional funds through debt and/or equity financing or through other means that it deems necessary, such as the sale of certain mineral properties. However, no assurance can be given that the Company will be successful in raising additional capital. Further, even if the company raises additional capital, there can be no assurance that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and possible future revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to suspend or cease operations. The Company has a accumulated deficit of $33,282,404 and at June 30, 2009 has cash on hand of $627,815. The cash on hand is expected to last the Company approximately six months based on current expenditure levels, scheduled payments and expected collections of property lease payments for Nevada Eagle properties.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.

BASIS OF PRESENTATION

These interim unaudited consolidated financial statements were prepared by the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial statements applied on a consistent basis. These interim financial statements follow the same significant accounting policies and methods of application as those disclosed in Note 2 to the Company’s audited consolidated financial statements as at and for the year ended March 31, 2009 (the “Annual Financial Statements”), except as disclosed below under New Policies Adopted. Accordingly, they do not include all disclosures required for annual financial statements. These interim unaudited consolidated financial statements and notes thereon should be read in conjunction with the Annual Financial Statements.

The preparation of these interim unaudited consolidated financial statements and the accompanying notes requires management to make estimates and assumptions that affect the amounts reported. In the opinion of management, these interim unaudited consolidated financial statements reflect all adjustments (which include only normal, recurring adjustments) necessary to state fairly the results for the periods presented. Actual results could vary from these estimates and the operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.

2.

BASIS OF PRESENTATION (cont’d)

NEW POLICIES ADOPTED

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 did not have a material effect on the

Company’s financial statements.

The Company measures its held for trading securities at fair value in accordance with SFAS 157. SFAS 157 specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. These two types of inputs have created the following fair value hierarchy:

  Level 1 – Quoted prices for identical instruments in active markets;

  Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

  Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value. The fair value of the held for trading securities using the following inputs at March 31, 2009 is:

Fair Value Measurements at Reporting Date Using

Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs

Total	(Level 1)	(Level 2)	(Level 3)
$ 129,427	$128,977	450	$—

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with theobjective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for the Company’s fiscal year beginning April 1, 2008. Effective April 1, 2008, the Company adopted FAS 159, which did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS 160 is effective for our fiscal year commencing April 1, 2009, including interim periods within that fiscal year. The adoption of SFAS 160 did not have a material impact on its financial position or results of operations.

2.

BASIS OF PRESENTATION (cont’d)

NEW POLICIES ADOPTED (cont’d)

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations, which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for the Company’s fiscal year beginning April 1, 2009 and is to be applied prospectively. SFAS 141® may have an impact on the Company’s consolidated financial statements , but the nature and magnitude of the specific effects will depend upon the nature, terms and size of any acquisition the Company may consummate after the effective date.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“FAS 161”). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FAS 133, and how derivative instruments and related hedged items affect an entity’s operating results, financial position, and cash flows. FAS 161 is effective for fiscal years beginning after November 15, 2008. The provisions of FAS 161 are only related to disclosure of derivative and hedging activities, and the adoption of FAS 161 did not have a material impact on our consolidated operating results, financial position, or cash flows.

In June 2008, the EITF reached consensus on Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. If the terms of an instrument, or embedded feature, are such that it is not considered to be indexed to the entity’s own stock,equity classification would be precluded and the instrument would not be within the scope of EITF 00-19,

Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company’s Own Stock. EITF 07-5 is effective for our fiscal year beginning April 1, 2009 and required the reclassification of the value of all warrants denominated in Canadian dollars from equity to liabilities, and this liability is stated at fair market value each reporting period. At April 1, 2009, a reclassification of $2,975,330 reduced additional paid in capital (the value of the warrants using Black-Scholes at time of original issue), retained deficit was reduced by $2,888,130 and a liability of $87,200 (the value of the warrants at April 1, 2009) was recorded. During the three months ended June 30, 2009, the liability was reduced by $86,220, and the value of the warrants was $980 at the end of the reporting period.

On May 9, 2008, the FASB issued FASB Staff Position No. APB 14-1 (FSP APB 14-1), Accounting for Convertible Debt Instruments That May Be Settle in Cash upon Conversion (Including Partial Cash Settlement).

FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years The adoption of FSP APB 14-1 did not have a material impact on our consolidated operating results, financial position, or cash flows.

In May 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 165 “Subsequent Events” (“FAS 165”) which establishes accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The statement sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements.FAS165 is effective for our fiscal year commencing April 1, 2009. The adoption of FAS 165 had no impact on the Company’s consolidated financial position, results of operations or cash flows.

BASIS OF PRESENTATION (cont’d)

NEW POLICIES ADOPTED (cont’d)

During the second quarter of 2009, the FASB issued FASB Staff Position (FSP) FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This FSP:

  Affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction.

  Clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active

  Eliminates the proposed presumption that all transactions are distressed (not orderly) unless proven otherwise. The FSP instead requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence

  Includes an example that provides additional explanation on estimating fair value when the market activity for an asset has declined significantly.

  Requires an entity to disclose a change in valuation technique (and the related inputs) resulting from the application of the FSP and to quantify its effects, if practicable

  Applies to all fair value measurements when appropriate

FSP FAS 157-4 must be applied prospectively and retrospective application is not permitted. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 157-4 must also early adopt FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. The adoption of FAS157-4 had no impact on the company’s consolidated operating results, financial position, or cash flows.

During the second quarter of 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This FSP:

  Changes existing guidance for determining whether an impairment is other than temporary to debt securities.

  Replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis.

  Incorporates examples of factors from existing literature that should be considered in determining whether a debt security is other-than-temporarily impaired.

  Requires that an entity recognize noncredit losses on held-to-maturity debt securities in other comprehensive income and amortize that amount over the remaining life of the security in a prospective manner by offsetting the recorded value of the asset unless the security is subsequently sold or there are additional credit losses.

  Requires an entity to present the total other-than-temporary impairment in the statement of earnings with an offset for the amount recognized in other comprehensive income.

  When adopting FSP FAS 115-2 and FAS 124-2, an entity is required to record a cumulative-effect adjustment as of the beginning of the period of adoption to reclassify the noncredit component of a previously recognized other- temporary impairment from retained earnings to accumulated other comprehensive income if the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery.

FSP FAS 115-2 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4. The adoption of FAS 115-2 and FAS 124-2 had no impact on the Company’s consolidated operating results, financial position, or cash flows.

2.

BASIS OF PRESENTATION (cont’d)

NEW POLICIES ADOPTED (cont’d)

During the second quarter of 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. This FSP amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. Under this FSP, a publicly traded company shall include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, an entity shall disclose in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position, as required by Statement 107. FSP 107-1 and APB 28-1 is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. However, an entity may early adopt these interim fair value disclosure requirements only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2. The adoption of FAS 107-1 and APB 28-1 had no impact on the Company’s consolidated operating results, financial position, or cash flows.

RECLASSIFICATION

Certain comparative figures have been reclassified to conform to the current year presentation

3.

NOTE RECEIVABLE

During the quarter ended June 30, 2009, the Company sold an asset by signing a 24-month lease agreement with an individual. In accordance with FAS 13, the Company accounted for the transaction as a sales type lease. The net present value at the time of the sale was $22,794 and was reported on the balance sheet as a note receivable. Interest income to be recognized over the two-year life is $1,206. Each payment received will be allocated by reduction of the face value of the note receivable and the recognition of interest income. Two lease payments were received during the quarter ended June 30, 2009. The current portion of the note receivable totals $10,250 and the remaining due is $10,730.

4.

NEVADA EAGLE RESOURCES LLC

On August 21, 2007 Gryphon Gold Corporation closed the acquisition of Nevada Eagle Resources LLC, a privately held Nevada limited liability company (“Nevada Eagle’). Under the Purchase Agreement, the Company acquired all of the outstanding limited liability company interests of Nevada Eagle for the following consideration:

(a)	$2,500,000 in cash:
(b)	4,500,000 shares of common stock of the Company valued at $3,449,418; and
(c)	a 5% convertible note in the principal amount of $5,000,000 (the “Convertible Note”) with an issue date of August 21, 2007 and a fair value of $4,272,359 [note 9].

Allocation of Purchase Price

Mineral properties	$10,719,209
Non-competition agreement	70,908
$10,790,117

Subsequent to the purchase of NER, the value for exploration properties declined as evidenced by lower publically quoted stock values for gold exploration companies. As the decline in value is an indicator of impairment, an impairment test was performed for the quarter ended September 30, 2008. The Company also determined that undiscounted cash flows were not likely to recover the carrying values of the properties.

The original purchase price allocation for the acquisition of the NER properties was based on a valuation model. The model was driven by three parameters, 1- the value of an exploration property, 2- the value of an acre of exploration property, and 3 – the value of an identified mineral resource on the property. The value of each parameter was determined from recent similar acquisition transactions in the marketplace and the market values of a sample of publicly traded gold exploration companies.

4.

NEVADA EAGLE RESOURCES LLC (cont’d)

To measure for impairment, the Company updated the valuation parameters that were utilized for the purchase price allocation. The updated parameters were input into the valuation model. It was determined that the Nevada Eagle exploration properties [note 6] and the non-competition agreement were impaired by $5,044,883 and $55,117, respectively, for a total of $5,100,000 effective September 30, 2008.

On June 30, 2009 the same parameters based on June 30, 2009 parameters, were inputted into the valuation model and it was determined that the values were not lower than the September 30, 2008 impairment; therefore, no additional impairment was recorded at June 30, 2009.

5.

EQUIPMENT

	June 30, 2009
		Accumulated
	Cost	Depreciation	Net Book Value
	$	$	$

Office and lab equipment	187,453	116,192	71,261
Trucks	64,097	34,454	29,643
Total	251,550	150,646	100,904

	March 31, 2009
		Accumulated
	Cost	Depreciation	Net Book Value
	$	$	$

Office and lab equipment	197,730	111,799	85,931
Trucks	64,097	32,061	32,036
Total	261,827	143,860	117,967

6.

MINERAL PROPERITES

Total
$
Mineral property costs, March 31, 2006	1,898,207
Expenditures during the year	22,164
Mineral property costs, March 31, 2007	1,920,371
Nevada Eagle acquisition [note 3]	10,719,209
Lease payments received (cash)	(245,805)
Lease payments received (shares & warrants)	(193,030)
Expenditures during the period	9,119
Mineral property costs, March 31, 2008	12,209,864
Lease payments received (cash)	(386,700)
Lease payments received (shares)	(13,130)
Disposal of exploration properties	(424,374)
Expenditures during the period	61,151
Impairment of carrying value of exploration properties [note 3]	(5,044,883)
Mineral property costs, March 31, 2009	6,401,929
Lease payments received (cash)	(55,100)
Disposal of exploration properties	(7,239)
Mineral property costs, June 30, 2009	6,339,950

The Company initially entered into a property option agreement dated July 21, 2003 to acquire up to a 70% interest in the Borealis property in Nevada, USA from Golden Phoenix Minerals, Inc. for cash consideration of $125,000 and the obligation to make qualifying expenditures over several years. On January 28, 2005, the Company purchased outright the rights to a full 100% interest in the property for $1,400,000. A cash payment of $400,000 was made on closing. The Company paid the full outstanding consideration of $1,000,000, in four quarterly payments of $250,000 during the year ended March 31, 2006.

6.

MINERAL PROPERITES (cont’d)

On August 22, 2008, the Company entered into a 12 month option agreement, at a cost of $250,000 and an additional $35,903 to cover legal costs, to amend the Borealis Property mining lease. If exercised, the net smelter return royalty rate will be fixed at 5%, versus the current uncapped variable rate. Payment upon exercise of the option is $1,750,000 in cash, 7,726,250 common shares of the Company and a three year, $1,909,500 5% note payable. The option period can be extended for an additional six months for a payment of $125,000. Effective August 21, 2007, the Company purchased all the rights and interests of Nevada Eagle, as described in note 4. $10,719,209 of the purchase price was allocated to the value of the exploration properties acquired.

7.

EXPLORATION

			Period from
			April 24, 2003
	Three months ended	Three months ended	(inception) to
	June 30, 2009	June 30, 2008	June 30, 2009
	$	$	$
NEVADA, USA
Borealis property
Exploration:
Drilling	458	285,500	7,132,111
Property maintenance	120,576	137,246	3,120,290
Geologic and assay	910	35,036	2,034,020
Project management	-	68,101	1,607,228
Engineering	154,759	130,492	1,268,547
Metallurgy	-	17,990	331,210
Subtotal Borealis property	276,703	674,365	15,493,406
Other exploration	750	12,303	31,306
Total exploration	277,453	686,668	15,524,712

8.

OTHER ASSETS

	June 30,	March 31,
	2009	2009
	$	$
Reclamation bond & deposits	160,777	160,777
Option to amend Borealis Property mining lease	285,902	285,902
	446,679	446,679

On June 30, 2009 the Company had $133,600 (March 31, 2009 - $133,600) on deposit to support a performance bond with the United States Forest Service. The Company also has a deposit with the Bureau of Land Management (“BLM”) for $27,177 (March 31, 2009 - $27,177), which supports its potential future obligations for reclamation during the Company’s exploration activities within the BLM area. At June 30, 2009 the Company has recorded an estimated reclamation liability of $5,600 (March 31, 2008 – $5,600) representing future obligations related to its general property activities completed to June 30, 2009.

During the year ended March 31, 2009 three payments totalling $285,902 were made to enter into an option to amend the royalty terms of the Borealis Property mining lease from a floating rate to a fixed rate. The option expires August 22, 2009 and can be extended for six months for a payment of $125,000. On August 7, 2009, an amendment to the option agreement was entered into by the Company and the Borealis partners. The amendment allows for a portion of the $125,000 extension payment to be made in common shares of the Company at the Company’s option.

9.

CONVERTIBLE PROMISSORY NOTE

	June 30,	March 31,
	2009	2009
	$	$
Convertible promissory note, with a face value of $5,000,000 due March 30, 2010, unsecured, bearing interest at 5%. Interest is payable each January 1st and June 1st. Discount accretion for the period from August 21, 2007 (date of issue) to June 30, 2009, totalled $509,152.	4,907,712	4,782,285

Gryphon Gold issued a Convertible Promissory Note to the former owner of Nevada Eagle with a face amount of $5,000,000, due March 30, 2010, bearing interest at 5% per annum, payable on January 1 and June 1 of each year. The note is convertible at the holder’s option into shares for the first 12 months after closing at a conversion price of $1 per common share; for the next 12 months at $1.25 per common share; for the period 24 months from closing to March 29, 2010 at $1.50 per common share and on March 30, 2010 at $1.75 per common share. The conversion rate is subject to certain anti-dilution adjustments and is subject to adjustment on payment of cash dividends by Gryphon Gold. Upon an event of default, which includes amongst other things a change in control of Gryphon Gold, the holder may demand repayment of the principal amount of the debenture or exercise the conversion feature for a fixed number of shares. After an event of default, the interest rate on the convertible debenture increases to 9%. The change in control event of default acceleration feature is considered an embedded derivative however its issue date fair value is not considered to be significant, nor is it considered to be significant at March 31, 2009 or June 30, 2009. The conversion feature does not require bifurcation in the financial statements because it is not a beneficial conversion feature and a cash payment is not required if common shares issued at time of conversion are never successfully registered. The Convertible Promissory Note, including the conversion feature and change in control event of default acceleration feature embedded derivative, was recorded at its estimated issue date fair value of $4,272,359 at date of issue. Interest and discount accretion of $63,242 and $72,511, for the three months ended June 30, 2009, has been recorded as interest expense in the unaudited consolidated income statement. The former owner of Nevada Eagle is also an employee of the Company [note 4].

Effective August 5, 2008, the Company entered into an option agreement with Gerald W. Baughman and Fabiola Baughman to amend the $5 million face value note payable to them at a cost of $35,000. The option period is twelve months and extendable for another six months for an additional $35,000. At the time the option is exercised, the note payable will be reduced by $2.5 million by a payment of $500,000 in cash and 4,000,000 common shares of the Company. Upon exercise of the option, the conversion rate of the remaining $2.5 million note payable would be amended to $0.70 per common share until March 30, 2009, $0.80 per common share until March 30, 2010, and the maturity date would be extended from March 30, 2010 to March 30, 2012 and secured by certain exploration properties. The Company may exercise the option if the royalty on the Borealis property has been fixed at 5% or lower, and there is an arrangement to merge the Company or the financing of a mine on the Borealis property has been completed.

On November 10, 2008, the 5% convertible promissory note was amended so that cash interest payments shall be $73,288 and $51,713 each January 1 and June 1, respectively, or one half of the previous amounts. The unpaid interest will be added to the principal balance of the note, compounded monthly at 5% and become due and payable at the due date of the note, March 30, 2010.

10.

CAPITAL STOCK

[a]	Authorized capital stock consists of 150,000,000 common shares with a par value of $0.001 per share and 15,000,000 preferred shares with a par value of $0.001 per share.

On April 1, 2009, the Company issued 112,500 common shares to a former director (retired April 8, 2009). The issuance was provided under a transition agreement.

10.

CAPITAL STOCK (cont’d)

[b]	Warrants:

The following table contains information with respect to all warrants:

	Number of Warrants	Fair Value of Warrants
	#	$

Warrants outstanding, March 31, 2004	—	—
Issued for:
Private placements	3,407,981	—
Agents’ compensation	141,008	45,100
Exercised	—	—
Warrants outstanding, March 31, 2005	3,548,989	45,100
Issued for:
Private placements	3,015,204	—
Agents’ compensation on private placement	130,000	35,100
Initial Public Offering (IPO) – Series A	6,900,000	—
Underwriters’ compensation on IPO	690,000	135,100
Private placements – Series B	2,737,500	—
Agents’ compensation on private placement – Series C	280,500	76,540
Exercised	(197,500)	—
Warrants outstanding, March 31, 2006	17,104,693	291,840
Issued for:
Private placements – Series D	64,500	—
Private placements – Series E	5,000,000	—
Agents’ compensation on private placement – Series F	85,050	11,397
Exercised	(1,658,275)	—
Expired	(15,175,410)	—
Warrants outstanding, March 31, 2007	5,420,558	303,237
Issued for:
Private placements – Series G	5,000,000	—
Private placements – Series I	4,486,500	—
Agents’ compensation on private placement – Series H	265,050	44,040
Agents’ compensation on private placement – Series J	89,530	10,450
Exercised	(130,000)	—
Expired	(290,558)	—
Forfeited	(14,000)	—
Warrants outstanding, March 31, 2008	14,827,080	357,727
Expired	(5,340,580)	—
Warrants outstanding, March 31, 2009	9,486,500	357,727
Warrants outstanding, June 30, 2009	9,486,500	357,727

10.

CAPITAL STOCK (cont’d)

The following table summarizes information about warrants outstanding and exercisable as at June 30, 2009:

	Warrants Outstanding and Exercisable

	Average Remaining Life
Warrants	Years	Exercise Price	Expiry date
#	#
5,000,000	0.1	Cdn$1.25	August 3, 2009**
3,254,000	0.4	Cdn$1.25	November 22, 2009**
1,050,000	0.4	Cdn$1.25	November 27, 2009**
182,500	0.5	Cdn$1.25	December 14, 2009**
9,486,500	0.7	$1.07*
* Based on the June 30, 2009 exchange rate of Cdn$1 equals US$08598. **See note 13

The fair value of agents’ and underwriters’ warrants issued during 2008, 2007 and 2006 has been estimated using the Black-Scholes Option Pricing Model based on the following assumptions: a risk-free interest rate of 3.38% to 5.21% as of the date of transaction; expected life of 1 to 3 years depending on their terms; an expected volatility of 51% to 70% (based on the average volatility of companies in the industry at date of issuance for period equivalent to the expected life); and no expectation for the payment of dividends.

[c] Stock Options

The Company recognizes stock-based compensation expense over the requisite service period of the individual grants, which generally equals the vesting period. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company’s total employees are relatively few in number and turnover is considered remote, therefore the Company currently estimates forfeitures to be 5%. Estimate of forfeitures is reviewed on a quarterly basis. Stock-based compensation is expensed on a straight-line basis over the requisite service period.

The Company recorded total stock-based compensation expense related to stock options and restricted stock units as follows:

	Three months	Three months
	ended	ended
	June 30, 2009	June 30, 2008
	$	$
Management salaries, exploration expense & consulting fees	49,364	103,051

Stock option activity

The following table summarizes the Company’s stock option activity for the year ended June 30, 2009:

	Number of	Weighted Average
	Stock Options	exercise price
Outstanding, April 1, 2009	4,642,000	$0.52*
Total outstanding at June 30, 2009	4,642,000	$0.52*
Vested and exercisable at June 30, 2009	4,095,750	$0.54*
* Based on the June 30, 2009 exchange rate of Cdn$1 equals US$08598.

10.

CAPITAL STOCK (cont’d)

The following table summarizes information about stock options outstanding as at June 30, 2009:

Stock Options Outstanding and Exercisable
			Average Remaining
Stock Options	Average Remaining	Stock Options	Life	Exercise price
Outstanding	Life	Exercisable	of Exercisable
	(Years)		(Years)
825,000	0.7	825,000	0.7	$0.75
95,000	1.4	95,000	1.4	Cdn$0.85
20,000	1.7	20,000	1.7	Cdn$1.37
395,000	1.8	395,000	1.8	Cdn$1.37
20,000	1.8	20,000	1.8	Cdn$1.37
30,000	1.9	30,000	1.9	Cdn$1.60
50,000	2.1	50,000	2.1	Cdn$1.29
50,000	2.3	50,000	2.3	Cdn$1.34
90,000	2.5	90,000	2.5	Cdn$0.81
20,000	2.6	20,000	2.6	Cdn$0.88
125,000	2.7	125,000	2.7	Cdn$0.80
20,000	2.9	20,000	2.9	Cdn$0.95
85,000	3.2	63,750	3.2	Cdn$0.90
47,000	3.3	47,000	3.3	Cdn$0.88
150,000	3.6	75,000	3.6	Cdn$0.62
20,000	3.8	20,000	3.8	Cdn$0.43
300,000	3.8	300,000	3.8	Cdn$0.41
62,500	4.0	62,500	4.0	Cdn$0.40
362,500	4.0	362,500	4.0	Cdn$0.38
750,000	4.1	337,500	4.1	Cdn$0.41
200,000	4.2	200,000	4.2	Cdn$0.28
150,000	4.2	150,000	2.2	Cdn$0.26
150,000	4.4	112,500	4.4	Cdn$0.07
275,000	4.4	275,000	4.4	Cdn$0.07
250,000	4.4	250,000	4.4	Cdn$0.26
100,000	4.7	100,000	4.7	Cdn$0.28
4,642,000		4,095,750

Valuation assumptions

Compensation expense recorded in the financial statements has been estimated using the Black-Scholes option pricing model. The assumptions used in the pricing model include:

	2009	2008

Dividend yield	0%	0%
Expected volatility	51% - 80%	49% - 55%
Risk free interest rate	1.31% - 2.06%	1.79% - 4.63%
Expected lives	3 years	3 years

The risk-free interest rate is determined based on the rate at the time of grant for US government zero-coupon bonds for a 3 year term, which is a term equal to the estimated life of the option. Dividend yield is based on the stock option’s exercise price and expected annual dividend rate at the time of grant. Volatility is derived by measuring the average share price fluctuation of the Company. The period of historical volatility is the same period as the expected life of the option being 3 years.

The Black-Scholes option-pricing model used by the Company to calculate option values was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. Options pricing models require the input of highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Changes in these assumptions can materially affect the fair value estimate and therefore it is management’s view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company’s equity instruments.

10.

CAPITAL STOCK (cont’d)

[d] Restricted stock units:

The RSU stock grant entitles the recipient to receive shares of common stock of the Company upon vesting. The RSU grants can vest immediately or over a period for up to five years.

On April 1, 2009, 112,500 RSU’s vested for a former director.

The Company recognizes stock-based compensation expense based on the grant date fair value of the award on a straight-line basis over the requisite service period of the individual grants, which generally equals the service period. The grant date fair value of the restricted stock unit is calculated using the closing price of the Company’s common stock on the date of the grant.

The following table summarizes information about restricted stock units outstanding as at June 30, 2009:

	RSU’s	RSU’s	RSU’s	RSU’s	Weighted
	Granted	Vested	Forfeited	Outstanding	Average Fair
					Value at Grant
					Date
Outstanding at April 1, 2006	—	—	—	—	—
Issued April 18, 2006	8,000	8,000	—	—	Cdn$1.63
Issued December 12, 2006	29,000	15,000	14,000	—	Cdn$0.84
Issued January 10, 2007	607,500	488,750	118,750	—	Cdn$0.82
Issued May 1, 2007	10,000	—	10,000	—	—
Issued September 6, 2007	154,170	154,170	—	—	Cdn$0.77
Outstanding at June 30, 2009	808,670	665,920	142,750	—	—

11.

RELATED PARTY TRANSACTIONS

All transactions with related parties have occurred in the normal course of operations and are measured at their exchange amount as determined by management. All material transactions and balances with related parties not disclosed elsewhere are described below: In November 2008, the Company entered into two Consulting Agreements with two former employees for certain financial services and geological consulting services. During the quarter ended June, 2009 the consultants were paid $4,900 and $10,110.

12.

COMMITMENTS & CONTINGENCIES

[a] A portion of the Borealis Property is subject to a mining lease. The Company is required to make monthly lease payments of $9,590, adjusted annually based on the Consumer Price Index, for the duration of the lease term. In addition, production of precious metals from the Borealis Property will be subject to the payment of a royalty under the terms of the mining lease. The mining lease expired on January 24, 2009, but is automatically renewed thereafter, so long as mining related activity, including exploration drilling, continues on the Borealis Property.

[b] The Company rents office space in Vancouver, BC for a 5 year term, commencing Sept 2008, and office space in Hawthorne, Nevada for a one year term. The following are the remaining rental lease commitments in relation to the office lease:

$
2010	46,872
2011	52,596
2012	53,981
2013	53,981
2014	22,492

12.

COMMITMENTS & CONTINGENCIES (cont’d)

The Vancouver office has been sub-leased commencing Feb 1, 2009 for 4 years and 7 months (remaining life on lease) for Cdn$4,000 per month. The subtenant has an option to terminate the lease on January 31, 2011; such option must be exercised during October, 2010. If the option to terminate Sublease Agreement is not executed by the Subtenant, then the agreement shall continue until the expiration date. $61,815, the difference between the required lease payments and the estimated future sub-lease receipts, has been accrued as a loss at quarter ended June 30, 2009.

SUBSEQUENT EVENTS

On July 22, 2009, the Company extended and repriced 9,486,500 outstanding warrants. The table below summarizes information on the extension and repricing:

Original issue date	Amended expiry date	Amended exercise price (CDN$)

August 3, 2007	December 31, 2009	$0.18 until September 20, 2009 and $0.40 from September 21, 2009 to December 31, 2009

November 22, 2007	December 31, 2009	$0.18 until September 20, 2009 and $0.40 from September 21, 2009 to December 31, 2009

November 27, 2007	December 31, 2009	$0.18 until September 20, 2009 and $0.40 from September 21, 2009 to December 31, 2009

December 14, 2007	December 31, 2009	$0.18 until September 20, 2009 and $0.40 from September 21, 2009 to December 31, 2009

On August 1, 2009 the Board appointed Terence J. Cryan to the Board of Directors.

On August 7, 2009, the Company entered into an amendment to the option agreement to amend the terms of the Borealis Lease. The option expires on August 22, 2009 and may be extended by six months by the Company in consideration of $125,000, all of which may be paid in common stock of the Company at it’s option.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

/s/ Lisanna M. Lewis

Lisanna M. Lewis
Secretary

Vancouver, BC

September 14, 2009

SPECIAL MEETING OF STOCKHOLDERS OF
GRYPHON GOLD CORPORATION

October 8, 2009

PROXY SOLICITED BY BOARD OF DIRECTORS

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible

FACSIMILE - Sign, date and fax your proxy card to Corporate Secretary at (604) 608-3262

INTERNET – Follow the provided instructions to submit your proxy over the internet

COMPANY NUMBER	
ACCOUNT NUMBER	
CUSIP NUMBER	

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors Recommends a Vote "FOR" Items 1 through 4.

Items 1 - 4.

	FOR	AGAINST	ABSTAIN
Item 1. Approval of Borealis Mine Project Financing	☐	☐	☐
Item 2. Approval of Articles Amendment	☐	☐	☐
Item 3. Approval of Option to Restructure Debt	☐	☐	☐
Item 4. Approval of Option Share Increase	☐	☐	☐

To change the address on your account, please check this box ☐ and indicate your new address in the space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

____

____

____

If this proxy is properly executed and returned, the shares represented hereby will be voted in accordance with the votes marked hereon.

A vote to ABSTAIN will not be voted FOR or AGAINST any Item, but your shares will still be counted for the purposes of establishing a quorum at the annual meeting. In relation to Item 1-4 a vote to ABSTAIN will have the same effect as a vote AGAINST.

If votes are not specified on a returned proxy, a vote FOR Items 1 through 4 will be voted at the special meeting.

MARK HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING: ☐

PLEASE SIGN YOUR PROXY ON THE REVERSE SIDE

A-1

OUR RECORDS STATE THAT YOUR NAME AND SHAREHOLDINGS ARE AS FOLLOWS:

[PASTE LABEL HERE]

PLEASE SIGN YOUR PROXY BELOW (JOINT HOLDERS MUST BOTH SIGN):

Signature of Stockholder: ____ Date: ________

Print Name: ____

Title:____

Signature of Stockholder: ____ Date: ________

Print Name: ____

Title:____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

A-2